UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CEDAR CREEK MINES LTD.
(Exact name of registrant as specified in its charter)

Delaware	1000	None
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4170 Still Creek Drive, Suite 200
Burnaby, B.C., Canada V5C 6C6
Tel (604) 320-7877

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808
Tel (302) 636-5400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:
Jensen Lunny MacInnes Law Corporation
555 West Hastings Street, Suite 2550
Vancouver, B.C., Canada V6B 4N5
Tel (604) 684-2550
Attn:  Michael Shannon

Approximate Date of Commencement of Proposed Sale to the Public:  As soon as practicable after this Prospectus is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 (the “Securities Act”), please check the following box and list the Securities Act Prospectus number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer  ☐ Accelerated filer  ☐ Non-accelerated filer  ☐ Smaller reporting company  ☑

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Shares of Common Stock, par value $0.00001	969,000	$0.25	$242,250	$9.52
Total:	969,000	$0.25	$242,250	$9.52
Notes:
(1)	The shares of our Common Stock being registered hereunder are being registered for resale by the selling stockholders named in the prospectus.
(2)
Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(a) under the Securities Act. The price per share and the aggregate offering price for the shares are calculated on the basis of our most recent private placements of common stock at $0.25 per share in June, 2009.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be amended. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
Cedar Creek Mines Ltd.

969,000 Common Shares

Dated: December 7, 2009

Before this offering there has been no public market for our common stock.

We are registering 969,000 shares of common stock held by 47 selling security holders, including 12,000 shares held by Matthew Brusciano, our Secretary.  The selling security holders will sell at an initial price of $0.25 per share until our common stock is quoted on the Over-the-Counter Bulletin Board (the “OTC Bulletin Board”) and thereafter at prevailing market prices or privately negotiated prices. We will file a post-effective amendment to this Prospectus to reflect the change to a market price if our shares of common stock begin trading on a market or exchange. No cash will be received by us from the sale of shares of our common stock by the selling shareholders. We will incur all costs associated with this Prospectus.

Our common stock is presently not listed on any national securities exchange or the NASDAQ Stock Market.  We intend to seek a market maker to file an application with the Financial Industry Regulatory Authority to have our common stock quoted on the OTC Bulletin Board. We do not currently have a market maker who is willing to list quotations for our common stock, and there can be no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

An investment in our securities is speculative. Investors should be able to afford the loss of their entire investment. See the section entitled "Risk Factors" beginning on page 5 of this Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall the selling security holders sell any of these securities in any state where such an offer to sell or solicitation would be unlawful before registration or qualification under such state's securities laws.

No underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering. You should rely only on the information contained in this prospectus and the information we have referred you to. We have not authorized any person to provide you with any information about this offering, Cedar Creek Mines Ltd. or the shares of our common stock offered hereby that is different from the information included in this prospectus.

Cedar Creek Mines Ltd.

TABLE OF CONTENTS

Prospectus Summary	2
Risk Factors	5
Use of Proceeds	13
Determination of Offering Price	13
Dilution	14
Selling Security Holders	14
Plan of Distribution	18
Description of Securities to be Registered	23
Interests of Named Experts and Counsel	24
Description of Business	25
Description of Property	32
Legal Proceedings	35
Market For Common Equity and Related Stockholder Matters	35
Management’s Discussion and Analysis of Financial Position and Results of Operations	36
Directors, Executive Officers, Promoters and Control Persons	43
Executive Compensation	46
Security Ownership of Certain Beneficial Owners and Management	47
Certain Relationships and Related Transactions	48
Disclosure of Commission Position on Indemnification of Securities Act Liabilities	49
Financial Statements	50
Index	F-1

Prospectus Summary

This Prospectus, any supplement to this Prospectus, and the documents incorporated by reference include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section beginning on page 5 of this Prospectus, and the “Management's Discussion and Analysis of Financial Position and Results of Operations” section elsewhere in this Prospectus.

Our Business

Cedar Creek Mines Ltd. (“Cedar Creek”, “we”, “us”) is an exploration stage company in the business of mineral resource exploration. We were incorporated as a Delaware company on April 3, 2008. We have one wholly owned subsidiary, Cedar Creek Mines Inc. (“CCMI”), incorporated pursuant to the laws of Province of British Columbia, Canada, on April 27, 2007, which we acquired on May 16, 2008. Our executive office is located at 4170 Still Creek Drive, Suite 200, Burnaby, B.C., Canada, V5C 6C6. Our telephone number is (604) 320-7877. Our fiscal year end is May 31.

We intend to build our business by acquiring, exploring and developing mineral resource properties in the United States and Canada. We currently own, through our wholly owned subsidiary CCMI, an undivided 100% interest in the following four mineral claims located near the Similkameen Valley, 25 kilometers south of Keremeos, British Columbia:

BC Tenure Number	Tenure Type	Claim Name	Expiry Date	Area (hectares)
551027	Mineral	Leamington	February 2, 2010	21.162
573664	Mineral	Sisters	January 13, 2010	63.489
573730	Mineral	SIS	January 14, 2010	42.318
585595	Mineral	GUY	June 2, 2010	317.416

CCMI acquired our interest in these four claims pursuant to a purchase agreement with Mr. Ron Schneider dated June 25, 2008. In consideration for this interest, we paid Mr. Schneider approximately $2,914. These claims require annual payments of approximately $2,200 to keep them in good standing. Our specific exploration plan for the four claims, along with information regarding their location, accessibility, geology and history, is available elsewhere in this Prospectus under the heading “Description of Property”.

Our project is at the exploration stage and there is no guarantee that any of our mineral claims contain a commercially viable ore body. We have not presently determined if our property contains mineral reserves that are economically recoverable, and we must complete an exploration program on the claims before we can make such a determination. We will require additional financing to carry out any exploration program, and there is no guarantee that we will be able to secure the necessary funds to do so.

Over the next 12 months we intend to hire a geologist, land specialist and engineer, either on a part-time basis or as independent contractors, in order to meet the technical requirements associated with exploring and developing an exploration stage mineral property. We are searching for qualified and experienced personnel but we have not yet identified any particular individuals to fill these roles. There is no guarantee that we will be able to attract and retain qualified personnel, and our failure to do so may cause us to go out of business.

We have only recently begun operations. We have not generated any revenues from our business activities and we do not expect to generate revenues for the foreseeable future. For the next 12 months (from the date of this prospectus), we plan to spend approximately $347,200 to maintain our operations, carry out the first phase of an exploration program on our mineral claims and acquire interests in other exploration stage properties in Canada and the United States. Since our inception, we have incurred operational losses, and we have been issued a going concern opinion by our auditors. To finance our operations, we have completed several rounds of financing and raised $139,650 through private placements of our common stock.

We do not currently have sufficient funds to fully carry out our business plan and there is no assurance that we will be able to obtain the necessary funds to do so. Accordingly, there is uncertainty about our ability to continue to operate. If we cease our operations, you may lose your entire investment in our common stock. There are also many factors, described in detail in the "Risk Factors” section beginning on page 5 of this Prospectus, which may adversely affect our ability to begin and sustain profitable operations.

The Offering

The 969,000 shares of our common stock being registered by this Prospectus represent approximately 2% of our issued and outstanding common stock. Both before and after the offering Guy Brusciano, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer, and a director of the Company, will control us. Guy Brusciano has sole or shared control over 50,086,000 shares, which is approximately 98% of our issued and outstanding common stock.

Securities Offered:	969,000 shares of common stock offered by the 47 selling security holders, including 12,000 shares held by Matthew Brusciano, our Secretary.

Initial Offering Price:
The $0.25 per share initial offering price of our common stock was determined by our Board of Directors based on several factors, including our capital structure and the most recent selling price of our common stock in a private placement for 42,000 shares at $0.25 per share on July 3, 2009. The selling security holders will sell at an initial price of $0.25 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Minimum Number of Securities to be Sold in this Offering:	None.

Securities Issued and to be Issued:	As of the date of this prospectus, we had 51,055,000 issued and outstanding shares of our common stock and no outstanding options, warrants or other convertible securities.

All of the common stock to be sold under this Prospectus will be sold by existing stockholders. There is no established market for the common stock being registered. We intend to apply to have our common stock quoted on the OTC Bulletin Board. This process usually takes at least 60 days and the application must be made on our behalf by a market maker. We have not engaged any market maker as a sponsor to make an application on our behalf. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock. If our common stock becomes listed and a market for the stock develops, the actual price of the stock will be determined by prevailing market prices at the time of sale. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock.

Proceeds:	We will not receive any proceeds from the sale of our common stock by the selling security holders.

Financial Summary Information

All of the references to currency in this Prospectus are to U.S. Dollars, unless otherwise noted.
The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the "Management’s Discussion and Analysis of Financial Position and Results of Operations" section and the accompanying consolidated Financial Statements and related notes included elsewhere in this Prospectus.

Income Statement Data

	For the Three Month Period ended August 31, 2009 (unaudited) ($)	For the Three Month Period ended August 31, 2008 (unaudited) ($)	For the Year ended May 31, 2009 (audited) ($)	Period from inception on April 3, 2008 to May 31, 2008 (audited) ($)	Period from inception on April 3, 2008 to August 31, 2009 (unaudited) ($)
Revenues	-	-	-	-	-
Expenses	54,815	60,363	136,116	78,912	269,843
Net Loss	(54,815)	(60,363)	(136,116)	(78,912)	(269,843)
Net Loss per share	-	-	-	-	-

Balance Sheet Data

	August 31, 2009 (unaudited) ($)	August 31, 2008 (unaudited) ($)	May 31, 2009 (audited) ($)	May 31, 2008 (audited) ($)
Working Capital Surplus (Deficiency)	(43,912)	34,019	(756)	64,473
Total Current Assets	4,779	71,338	35,604	92,707
Total Current Liabilities	48,691	37,319	36,360	28,234

Risk Factors

Please consider the following risk factors before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment.

Business Risks

1.           We lack an operating history and there is no assurance that our future operations will result in revenues or profits. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease our operations.

We were incorporated on April 3, 2008, our subsidiary was incorporated on April 27, 2007, and we have yet to generate any revenues. We also have very little operating history upon which an evaluation of our future success or failure can be made. As of August 31, 2009, we had incurred a net loss of $269,843.

The success of our future operations is dependent upon our ability to:

•	carry out our planned exploration activities on our current mineral claims;

•	acquire additional interests in exploration stage properties; and

•	compete effectively with other mining companies.

Based on our current business plan, we expect to incur operating losses for the foreseeable future. We cannot guarantee that we will ever be successful in generating significant revenues, and our failure to achieve profitability may cause us to suspend or cease our operations.

2.           We will need a significant amount of capital to carry out our proposed business plan, and unless we are able to raise sufficient funds, we may be forced to discontinue our operations.

In order to carry out an exploration program on our current mineral claims and acquire additional interests in exploration stage properties, we will require a significant amount of capital. We estimate that we will need approximately $347,200 to finance our planned operations for the next 12 months, including $175,000 to undertake the first phase of our exploration program.

We will not receive the proceeds of this offering.

We intend to raise our cash requirements for the next 12 months through the sale of our equity securities in private placements, through shareholder loans, or possibly through a registered public offering (either self-underwritten or through a broker-dealer). If we are unsuccessful in raising enough money through such capital-raising efforts, we may review other financing possibilities such as bank loans. At this time we do not have a commitment from any broker-dealer to provide us with financing. There is no assurance that any financing will be available to us or if available, on terms that will be acceptable to us. We intend to negotiate with our management and consultants to pay parts of their salaries and fees with stock and stock options instead of cash.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our current corporate structure. There is no guarantee that we will be able to obtain any funding or that we will have sufficient resources to conduct our business as projected, any of which could mean that we will be forced to discontinue our operations.

3.           Because we are in the preliminary exploration stage on our mineral claims, we face a high risk of business failure and this could result in a total loss of your investment.

We are in the preliminary stage of exploring our mineral claims, and thus have no way to evaluate the likelihood of whether we will be able to operate our business successfully. To date, we have been involved primarily in organizational activities, acquiring interests in mineral properties, preparing a plan of exploration and preliminary drilling. We have not earned any revenues and have not achieved profitability.

New mineral exploration companies often encounter difficulties, and the rate of failure of such enterprises is high. The likelihood that we will succeed must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. We have no history upon which to base any assumption as to the likelihood that our business will prove successful, and we can provide no assurance to investors that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will likely fail and you may lose your entire investment.

4.           We must comply with government regulations that may increase the anticipated time and cost of our exploration program, which could prevent us from becoming profitable.

We will be subject to the mining laws and regulations in Canada as we carry out an exploration program. Exploration and exploitation activities are subject to the federal, provincial and local laws, regulations and policies of Canada, including laws regulating the removal of minerals from the ground and the discharge of materials into the environment. Exploration and exploitation activities are also subject to federal, provincial and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment.

Various permits from government bodies are required to conduct drilling operations, and we cannot assure you that we will receive such permits. Environmental standards imposed by federal, provincial or local authorities may change, and any such changes may prevent us from conducting our planned activities or increase the costs of doing so, which could have material adverse effects on our business. Moreover, compliance with such laws could produce adverse effects by causing substantial delays or requiring capital outlays in excess of those anticipated. Additionally, we may be subject to liability for pollution or other environmental damages which we may not be able to, or elect not to, insure against due to prohibitive premium costs and other reasons.

While our planned exploration program budgets for regulatory compliance, there is a risk that our mineral exploration and mining activities may be adversely affected to varying degrees by changing governmental regulations relating to the mining industry. Any laws, regulations or policies of any government body or regulatory agency may be changed, applied or interpreted in a manner which will alter and negatively affect our ability to carry on our business.

5.           Mineral exploration is inherently dangerous, and there is a risk that we may incur liability or damages that could force us to cease operations.

The search for valuable minerals involves numerous hazards. In the course of carrying out an exploration program on our mineral claims, we may become subject to liability for such hazards, including pollution, cave-ins, stuck drill steel, physical risks to exploration personnel, adverse weather precluding drill site access and other hazards against which we cannot insure or against which we may elect not to insure. We do not currently have any insurance nor do we expect to procure any insurance for the foreseeable future. If any hazards are to occur, the costs of rectifying such hazards may exceed the value of our assets and cause us to liquidate them, resulting in the loss of your entire investment in our common stock.

6.           We may not locate any commercially viable mineral deposits on any of our current or future properties, which could cause the value of your investment to decline.

Our exploration for commercially viable mineral deposits is highly speculative in nature and involves the substantial risk that no viable mineral deposits will be located on any of our present or future mineral properties. There is a considerable risk that any exploration program we conduct on our properties may not result in the discovery of any significant mineralization or commercial viable mineral deposits. We may encounter numerous geological features that limit our ability to locate mineralization or that interfere with our planned exploration programs, each of which could result in our exploration efforts proving unsuccessful. In such a case, we may incur the costs associated with an exploration program without realizing any benefit. This would likely result in a decrease in the value of our common stock.

7.           We may not be able to extract commercially viable mineral deposits from our current or future properties, which could prevent us from achieving profitability.

Although we may succeed in discovering mineral deposits on our current or future properties, we cannot be certain that these deposits will be capable of supporting projected production levels or exist in sufficient quantities to be commercially viable.

On a long-term basis, our viability depends on our ability to find, acquire and develop commercially viable mineral properties. The quantity of any future deposits not only depends on our ability to develop existing properties, but also on our ability to identify and acquire additional productive property interests, find markets for the minerals we extract and effectively distribute such minerals into those markets.

Our exploration expenditures may not result in new discoveries of minerals in commercially viable quantities. It is difficult to project the costs of implementing an exploration program due to the inherent uncertainties of mining in unknown formations, the costs associated with encountering various drilling conditions such as over-pressured zones, tools lost in the hole, changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof that may be required. Mining hazards or environmental damage could greatly increase the cost of operations, and various field conditions could adversely affect the production from successful reserves. If exploration costs exceed our estimates, or if our exploration activities do not produce results which meet our expectations, our efforts may not be commercially successful, which could prevent us from becoming profitable.

Our mineral claims do not contain reserves or any proven commercially viable bodies of ore. If our exploration programs are successful in establishing ore of commercial tonnage and grade on any of our mineral claims, we will require additional funds in order to advance the mineral claims into commercial production. In such an event, we may be unable to obtain any such funds, or to obtain such funds on terms that we consider economically feasible. If we do not raise enough money for production, we will have to delay production or go out of business. We may not be able to achieve any revenues, which will result in the loss of your investment in our common stock.

8.           Mineral exploration is a highly competitive business, and we must compete with other companies for financing and to acquire additional property interests. Our inability to do either could cause us to cease our operations.

Mineral exploration is a highly competitive business, and we have limited resources with which to compete. Our competition includes large established mining companies with substantial capabilities and with greater financial and technical resources than we have. Numerous companies headquartered in the United States, Canada and elsewhere in the world compete for financing and properties on a global basis, and we may be unable to acquire either on terms we consider acceptable, or at all. If we are unable to successfully attract the necessary investment capital to fully explore and develop our mineral claims or acquire other desirable properties, we may be forced to cease our operations.

9.           Our success depends in part on our ability to attract and retain key skilled professionals, which we may or may not be able to do. Our failure to do so could prevent us from achieving our goals or becoming profitable.

We plan to hire a geologist, a land specialist and an engineer on a part-time basis or as independent contractors to provide us with technical services regarding our operations and proposed exploration program. However, competition for qualified skilled professionals is intense, and we may be unable to attract and retain such key personnel. This could prevent us from achieving our goals or becoming profitable.

10.         Since our directors, executive officer and our business assets are not located in the United States, you may be limited in your ability to enforce U.S. civil actions against them. You may not be able to receive compensation for damages to the value of your investment caused by wrongful actions by our directors and executive officer.

Our business assets are located in Canada, Guy Brusciano, our sole executive officer and a director of the Company, is a resident of Canada and Anthony William Howland-Rose, a director of our company is a resident of Australia. Consequently, it may be difficult for U.S. investors to affect service of process on them within the United States or to enforce a civil judgment of a U.S. court in Canada or Australia if a Canadian or Australian court determines that the U.S. court in which the judgment was obtained did not have jurisdiction in the matter. There is also substantial doubt whether an original action predicated solely upon civil liability may successfully be brought in Canada or Australia against our directors and executive officer or any of our assets. As a result, you may not be able to recover damages as compensation for a decline in the value of your investment.

11.         We may denominate some of our sales, operating costs and assets in Canadian dollars, which could affect the accuracy of our reported earnings or losses.

Although we intend to report our financial results in U.S. dollars, a portion of our sales and operating costs, as well as some of our assets, may be denominated in Canadian dollars. Consequently, any change in the value of the Canadian dollar relative to the U.S. dollar during a given financial reporting period will result in a foreign exchange gain or loss on the translation of the numbers from one currency to the other. This could affect the accuracy of our reported earnings or losses.

12.         Our operations are subject to various litigation risks that could increase our expenses, impact our profitability and lower the value of your investment in us.

Although we are not currently involved in any litigation, the nature of our operations exposes us to possible future litigation claims. There is a risk that any claim could be adversely decided against us, which could harm our financial condition and results of operations. Similarly, the costs associated with defending against any claim could dramatically increase our expenses, as litigation is often very expensive. Possible litigation matters may include, but are not limited to, environmental damage and remediation, workers’ compensation, insurance coverage, property rights and easements and the maintenance of mining claims. Should we become involved in any litigation we will be forced to direct our limited resources to defending against or prosecuting the claim(s), which could impact our profitability and lower the value of your investment in us.

13.         Since our sole executive officer does not have significant training or experience in the mining industry, our ability to carry on business could be harmed by his decisions and choices.

Guy Brusciano, our sole executive officer, has limited experience in the field of mineral resource exploration. With no direct training or experience in the mining industry he may not be fully aware of many of the specific requirements related to working within it, and his decisions and choices may fail to take into account standard technical or managerial approaches which mineral resource exploration companies commonly use. This could harm our ability to carry on business.

14.         We may indemnify our directors and executive officer against liability to us and our stockholders, and such indemnification could increase our operating costs.

Our Certificate of Incorporation and Bylaws allow us to indemnify our directors and officers against claims associated with carrying out the duties of their offices. Our Bylaws also allow us to reimburse them for the costs of certain legal defenses. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers or control persons, we have been advised by the SEC that such indemnification is against public policy and is therefore unenforceable.

Since our directors and executive officer are aware that they may be indemnified for carrying out the duties of his offices, they may be less motivated to meet the standards required by law to properly carry out such duties, which could increase our operating costs. Further, if our directors or executive officer file a claim against us for indemnification, the associated expenses could also increase our operating costs.

15.         The enactment of the Sarbanes-Oxley Act may make it more difficult for us to retain or attract officers and directors, which could increase our operating costs or prevent us from becoming profitable.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concern regarding corporate accountability in the wake of a number of accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, provide enhanced penalties for accounting and auditing improprieties at publicly traded companies and protect investors by improving the accuracy and reliability of corporate disclosure pursuant to applicable securities laws. The Sarbanes-Oxley Act applies to all companies that file or are required to file periodic reports with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”).

Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act. Since the enactment of the Sarbanes-Oxley Act has resulted in the imposition of a series of rules and regulations by the SEC that increase the responsibilities and liabilities of directors and executive officers, the perceived increased personal risk associated with these changes may deter qualified individuals from accepting such roles. Consequently, it may be more difficult for us to attract and retain qualified persons to serve as our directors or executive officers, and we may need to incur additional operating costs. This could prevent us from becoming profitable.

Risks Related to Our Securities

16.         Because there is no public trading market for our common stock, you may not be able to resell your shares.

There is currently no public trading market for our common stock. Therefore, there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do wish to resell your shares, you will have to locate a buyer and negotiate your own sale. As a result, you may be unable to sell your shares, or you may be forced to sell them at a loss.

We cannot assure you that there will be a market in the future for our common stock. We intend to apply to have our common stock quoted on the OTC Bulletin Board after this Prospectus is declared effective by the SEC, but if for any reason our common stock is not quoted on the OTC Bulletin Board or a public trading market does not otherwise develop, purchasers of our securities may have difficulty selling their shares. Even if our common stock is quoted on the OTC Bulletin Board, the trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling our shares or obtaining market quotations for them, which may have a negative effect on the market price for our common stock. You may not be able to sell your shares at their purchase price or at any price at all. Accordingly, you may have difficulty reselling any shares you purchase from the selling security holders.

17.         The continued sale of our equity securities will dilute the ownership percentage of our existing stockholders and may decrease the market price for our common stock.

Given our lack of revenues and the doubtful prospect that we will earn significant revenues in the next several years, we will likely have to issue additional equity securities to obtain the $347,200 in financing we require for the next 12 months. Our efforts to fund our planned exploration and acquisition activities will therefore result in dilution to our existing stockholders. In short, our continued need to sell equity will result in reduced percentage ownership interests for all of our investors, which may decrease the market price for our common stock.

18.         We do not intend to pay dividends and there will thus be fewer ways in which you are able to make a gain on your investment.

We have never paid any cash or stock dividends and we do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of any dividends. Because we do not intend to declare dividends, any gain on your investment will need to result from an appreciation in the price of our common stock. There will therefore be fewer ways in which you are able to make a gain on your investment.

19.           Because the SEC imposes additional sales practice requirements on brokers who deal in shares of penny stocks, some brokers may be unwilling to trade our securities. This means that you may have difficulty reselling your shares, which may cause the value of your investment to decline.

Our shares are classified as penny stocks and are covered by section 15(g) of the Exchange Act, which imposes additional sales practice requirements on broker-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, broker-dealers must make a special suitability determination and receive a written agreement from you prior to making a sale on your behalf. Because of the imposition of the foregoing additional sales practices, it is possible that broker-dealers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the value of your investment to decline.

20.         Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

21.         You may face significant restrictions on the resale of your shares due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which: (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration; and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as market makers for our common stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

22.         Resale restrictions for British Columbia residents and other Canadian residents may limit your ability to sell your shares.

If you are a resident of British Columbia, you must rely on an exemption from the prospectus and registration requirements of B.C. securities laws to resell your shares. Since our common stock is not quoted on the OTC Bulletin Board, B.C. residents must comply with the B.C. Securities Commission's B.C. Instrument 72-502 - Trades In Securities of U.S. Registered Issuers (“BCI 72-502”), which requires, among other conditions, that B.C. residents hold their shares for four months and limit the volume of shares they sell in any 12-month period (See "Canadian Securities Law" under the Plan of Distribution). These restrictions limit the ability of B.C. residents to resell shares of our common stock in the United States and therefore, may materially affect the market value of your investment.

If our application to have our common stock quoted on the OTC Bulletin Board is accepted, security holders who are residents of British Columbia will instead need to comply with the restrictions and exemptions of the B.C. Securities Commission's B.C. Instrument 51-509 - Issuers Quoted in the U.S. Over-the-Counter Markets (“BCI 51-509”) to resell their shares.  We believe that BCI 51-509 will apply because our sole executive officer and one of our directors is a resident of British Columbia.

If you are a resident of another Canadian province, you must rely on other available prospectus and registration exemptions to resell your shares. If you cannot rely on another such exemption, then you may have to hold your shares for an indefinite period of time.

23.         Because one of our directors and executive officer will control more than 50% of our issued and outstanding common stock after this offering, he will retain control of us and be able to elect our directors. You therefore may not be able to remove him as a director, which could prevent us from becoming profitable.

Guy Brusciano, a director of the Company and our sole executive officer, has control over 50,086,000 of our shares, which is approximately 98% of our issued and outstanding common stock. Because Guy Brusciano will continue to control more than 50% of our issued and outstanding common stock, he will be able to elect all of our directors and control our operations. He may have an interest in pursuing acquisitions, divestitures and other transactions that involve risks. For example, he could cause us to sell revenue-generating assets or to make acquisitions or enter into strategic transactions that increase our indebtedness. He may also acquire and hold interests in businesses that compete directly or indirectly with us. If Guy Brusciano fails to act in our best interests or fails to manage us adequately, you may have difficulty removing him as a director, which could prevent us from becoming profitable.

Use of Proceeds

We will not receive any proceeds from the resale of our common stock offered under this Prospectus by the selling security holders.

Determination of Offering Price

The selling security holders will sell their shares at an initial offering price of $0.25 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We will file a post-effective amendment to this Prospectus to reflect the change to a market price if our shares of common stock begin trading on a market or exchange. The initial offering price was determined by our Board of Directors, who considered several factors in arriving at the $0.25 per share figure, including the following:

•	our most recent private placements of 42,000 shares of our common stock at $0.25 per share on July 3, 2009;

•	our lack of operating history;

•	our capital structure; and

•	the background of our management.

As a result, the $0.25 per share initial price of our common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time. The price is not based on past earnings, nor is it indicative of the current market value of our assets. No valuation or appraisal has been prepared for our business. There is no guarantee that a public market for any of our securities will develop.

If our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops, the actual price of the shares sold by the selling security holders will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling security holders. The number of shares that may actually be sold by a selling security holder will be determined by each selling security holder. The selling security holders are neither obligated to sell all or any portion of the shares offered under this Prospectus, nor are they obligated to sell such shares immediately hereunder. Security holders may sell their shares at a price different than the $0.25 per share offering price depending on privately negotiated factors such as the security holder's own cash requirements or objective criteria of value such as the market value of our assets.

Dilution

All of the 969,000 shares of our common stock to be sold by the selling security holders are currently issued and outstanding. Accordingly, they will not cause dilution to any of our existing shareholders.

Selling Security Holders

The 47 selling security holders are offering for sale 969,000 shares of our issued and outstanding common stock which they obtained as part of the following stock issuances:

•
On April 4, 2008, we issued an aggregate of 50,000,000 shares of our common stock to West Point Capital Inc., a company controlled by Guy Brusciano, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer and a director of the Company, at $0.00001 per share for cash proceeds of $500. These shares were issued without a prospectus pursuant to section 4(2) of the Securities Act.

•	On April 16, 2008, we issued an aggregate of 6,000 shares of our common stock to three non-U.S. investors at $0.25 per share in exchange for cash proceeds of $1,500.

•	On May 16, 2008, we issued an aggregate of 71,600 shares of our common stock to ten non-U.S. investors at $0.25 per share in exchange for cash proceeds of $17,900.

•
On May 16, 2008, we issued an aggregate of 498,400 shares of our common stock to ten non-U.S. investors in exchange for 498,400 shares of the common stock of Cedar Creek Mines Inc., our wholly owned subsidiary, pursuant to share exchange agreements. The 498,400 shares of Cedar Creek Mines Inc. were originally purchased for CDN $0.25 per share.

•
On May 28, 2008, we issued an aggregate of 152,000 shares of our common stock to six non-U.S. investors at $0.25 per share in exchange for cash proceeds of $38,000. Included in this issuance were 40,000 shares issued to Guy Brusciano, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer and a director of the Company, at $0.25 per share in exchange for cash proceeds of $10,000.

•	On July 21, 2008, we issued an aggregate of 8,000 shares of our common stock to five non-U.S. investors at $0.25 per share in exchange for cash proceeds of $2,000.

•	On July 31, 2008, we issued an aggregate of 66,000 shares of our common stock to three non-U.S. investors at $0.25 per share in exchange for cash proceeds of $16,500.

•	On August 11, 2008, we issued 5,000 shares of our common stock to one non-U.S. investor at $0.25 per share in exchange for cash proceeds of $1,250.

•	On August 15, 2008, we issued 40,000 shares of our common stock to one non-U.S. investor at $0.25 per share in exchange for cash proceeds of $10,000.

•
On September 4, 2008, we issued 55,000 shares of our common stock to three non-U.S. investors at $0.25 per share in exchange for cash proceeds of $13,750. Included in this issuance were 20,000 shares issued to Guy Brusciano, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer and a director of the Company, for cash proceeds of $5,000.

•	On June 12, 2009, we issued 14,000 shares or our common stock to three non-U.S. investors at $0.25 per share in exchange for cash proceeds of $3,500.

•	On June 22, 2009, we issued 93,000 shares of our common stock to ten non-U.S. investors at $0.25 per share in exchange for cash proceeds of $23,250.

•	On June 25, 2009, we issued 4,000 shares of our common stock to one non-U.S. investor at $0.25 per share in exchange for cash proceeds of $1,000.

•
On July 3, 2009, we issued 42,000 shares of our common stock to three non-U.S. investors at $0.25 per share in exchange for cash proceeds of $10,500. Included in this issuance were 20,000 shares issued to Guy Brusciano, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer and director, for cash proceeds of $5,000 and 6,000 shares of common stock issued to Karen Brusciano, the spouse of Guy Brusciano, for proceeds of $1,500.

Other than as described above, these shares were issued without a prospectus pursuant to Regulation S promulgated under the Securities Act.

Our reliance upon Rule 903 of Regulation S was based on the fact that the sales of the securities were completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each offshore investor was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

The 47 selling security holders will sell their shares at an initial offering price of $0.25 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. This Prospectus includes registration of the following 969,000 shares of our common stock:

•	12,000 shares owned by Matthew Brusciano, our Secretary; and

•	957,000 shares owned by other security holders.

We determined that it is in the best interests of our stockholders to register the foregoing 969,000 shares of common stock which comprise all of our common stock not beneficially owned by our directors.

The following table provides information as of the date of this prospectus, regarding the beneficial ownership of our common stock held by each of the selling security holders, including:

•	the number of shares owned by each prior to this offering;

•	the number of shares being offered by each;

•	the number of shares that will be owned by each upon completion of the offering, assuming that all the shares being offered are sold;

•	the percentage of shares owned by each; and

•	the identity of the beneficial holder of any entity that owns the shares being offered.

Name of Selling Security Holder	Shares Owned Prior to the Offering(1) (#)	Percent (%)	Maximum Numbers of Shares Being Offered (#)	Beneficial Ownership After the Offering (#)	Percentage Owned upon Completion of the Offering (%)
Giuseppe Anania(2)	2,000	(3)	2,000	0	0
Maria Anania(2)	4,000	(3)	4,000	0	0
Allen and Maryanne Armistead	10,000	(3)	10,000	0	0
Jason Armistead	3,000	(3)	3,000	0	0
Stephen Armistead	20,000	(3)	20,000	0	0
Jatinderpal S. Bains	40,000	(3)	40,000	0	0
Carlos Batista(4)	2,000	(3)	2,000	0	0
Viriato Batista(4)	2,000	(3)	2,000	0	0
Jamie Bezanson	40,000	(3)	40,000	0	0
Hemant Bhardwaj	4,000	(3)	4,000	0	0
Gurdavanpreet S. Boparai	8,000	(3)	8,000	0	0
Parminder Singh Boparai	40,000	(3)	40,000	0	0

Name of Selling Security Holder	Shares Owned Prior to the Offering(1) (#)	Percent (%)	Maximum Numbers of Shares Being Offered (#)	Beneficial Ownership After the Offering (#)	Percentage Owned upon Completion of the Offering (%)
Joanna Bowman	2,000	(3)	2,000	0	0
Mike Brkic	20,000	(3)	20,000	0	0
Matthew Brusciano	12,000	(3)	12,000	0	0
Darrell Burnson	40,000	(3)	40,000	0	0
William Chisholm	6,000	(3)	6,000	0	0
Domenic Demarco	2,000	(3)	2,000	0	0
Nicole Delorme	1,000	(3)	1,000	0	0
Robert R. Eng	12,000	(3)	12,000	0	0
Pino Fatiguso	100,000	(3)	100,000	0	0
Giuseppe Gallo	4,000	(3)	4,000	0	0
Blake D. Goddard	20,000	(3)	20,000	0	0
Paul Gomes	1,200	(3)	1,200	0	0
Mike Gregg	40,000	(3)	40,000	0	0
Harvir Grewal	40,000	(3)	40,000	0	0
Bhag S. Grewal	20,000	(3)	20,000	0	0
David Haynes	1,200	(3)	1,200	0	0
Richard Haynes	1,200	(3)	1,200	0	0
Kevin Johnson	40,000	(3)	40,000	0	0
Leland Jones	60,000	(3)	60,000	0	0
Ekbal Kaura	20,000	(3)	20,000	0	0
Ludmilla Kelderman	80,000	(3)	80,000	0	0
Carlo Leal	10,000	(3)	10,000	0	0
Danielle Ness	1,000	(3)	1,000	0	0
Bruce Nolte	1,000	(3)	1,000	0	0
Bob D. Perra	98,400	(3)	98,400	0	0
Carmine Risi	16,000	(3)	16,000	0	0
Rajpal S. Sander	20,000	(3)	20,000	0	0
Vijay Sharma	5,000	(3)	5,000	0	0
Rocco Sorace	40,000	(3)	40,000	0	0
Mario Sorrentino	1,000	(3)	1,000	0	0

Name of Selling Security Holder	Shares Owned Prior to the Offering(1) (#)	Percent (%)	Maximum Numbers of Shares Being Offered (#)	Beneficial Ownership After the Offering (#)	Percentage Owned upon Completion of the Offering (%)
Randy G. Sunder	4,000	(3)	4,000	0	0
Semyon Tsemakhovich	15,000	(3)	15,000	0	0
Ravinder Bir Singh Tung	40,000	(3)	40,000	0	0
Robin P. Weins	20,000	(3)	20,000	0	0
Total	969,000		969,000	0	0
Notes:
(1)
The number and percentage of shares beneficially owned is determined in accordance with the Rules of the SEC and to the best of our knowledge, the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting or investment power and also any shares which the selling security holder has the right to acquire within 60 days of the date of this Prospectus.

(2)	To the best of our knowledge, Giuseppe Anania and Maria Anania are husband and wife.
(3)	Less than 1%.
(4)	To the best of our knowledge, Viriato Batista and Carlos Batista are father and son.

The percentages in the above table are based on the 51,055,000 shares of our common stock outstanding as of the date of this prospectus and assume that none of the selling security holders will sell shares not being offered in this Prospectus or will purchase additional shares, and that all the shares being registered will be sold.

Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment control over the shares or the rights to the shares. Furthermore, other than as described above, none of the selling security holders or their beneficial owners has had a material relationship with us other than as a shareholder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

None of the selling security holders are broker-dealers or affiliates of a broker-dealer.

Plan of Distribution

We are registering 969,000 shares of our common stock on behalf of the selling security holders. The 969,000 shares of our common stock can be sold by the selling security holders at an initial offering price of $0.25 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

No public market currently exists for our common stock. We intend to apply to have our common stock quoted on the OTC Bulletin Board, but in order for this to occur a market maker must file an application on our behalf to make a market for our common stock. This process takes at least 60 days and can take longer than a year. We have not engaged any market maker as a sponsor to make an application on our behalf. If we are unable to obtain a market maker for our securities, we may be unable to develop a trading market for our common stock.

Trading in securities quoted on the OTC Bulletin Board is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company's operations or business prospects. The OTC Bulletin Board should not be confused with the NASDAQ market, as OTC Bulletin Board companies are subject to fewer restrictions and regulations than NASDAQ market companies. Moreover, the OTC Bulletin Board is not a stock exchange, and the trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Capital Market or a stock exchange. In the absence of an active trading market investors may have difficulty buying and selling or obtaining market quotations for our common stock and its market visibility may be limited, which may have a negative effect on the market price of our common stock.

There is no assurance that our common stock will be quoted on the OTC Bulletin Board. We do not currently meet the existing requirements to have our stock quoted on the OTC Bulletin Board, and we cannot assure you that we will ever meet these requirements.

The selling security holders may sell some or all of their shares of our common stock in one or more transactions, including block transactions:

•	on such public markets as the securities may be trading;

•	in privately negotiated transactions; or

•	in any combination of these methods of distribution.

The selling security holders may offer our common stock to the public:

•	at an initial price of $0.25 per share until a market develops;

•	at the market price prevailing at the time of sale;

•	at a price related to such prevailing market price; or

•	at such other price as the selling security holders determine.

We are bearing all costs relating to the registration of our common stock. The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the shares of our common stock.

The selling security holders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of our common stock. In particular, during such times as the selling security holders may be deemed to be engaged in a distribution of any securities, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

•	furnish each broker or dealer through which our common stock may be offered such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer;

•	not engage in any stabilization activities in connection with our securities; and

•	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling security holders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Our common stock may be sold from time to time by the selling security holders in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

The selling security holders and any broker-dealers acting in connection with the sale of the common stock offered under this Prospectus may be deemed to be underwriters within the meaning of section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. Neither we nor the selling security holders can presently estimate the amount of such compensation. We know of no existing arrangements between the selling security holders and any other security holder, broker, dealer, underwriter, or agent relating to the sale or distribution of our common stock.

Because the selling security holders may be deemed to be underwriters within the meaning of section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Each selling security holder has advised us that they have not yet entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of our common stock. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

Regulation M

During such time as they may be engaged in a distribution of any of the securities being registered by this Prospectus, the selling security holders are required to comply with Regulation M promulgated under the Exchange Act. In general, Regulation M precludes any selling security holder, any affiliated purchaser and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete.

Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling security holders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this Prospectus, and we have also advised the selling security holders of the requirements for delivery of this Prospectus in connection with any sales of the shares offered by this Prospectus.

With regard to short sales, the selling security holders cannot cover their short sales with securities from this offering. In addition, if a short sale is deemed to be a stabilizing activity, then the selling security holders will not be permitted to engage such an activity. All of these limitations may affect the marketability of our common stock.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the OTC Bulletin Board system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC which:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•
contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of federal securities laws;

•	contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask prices;

•	contains a toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•	contains such other information and is in such form (including language, type, size and format) as the SEC shall require by rule or regulation.

Prior to effecting any transaction in a penny stock, a broker-dealer must also provide a customer with:

•	the bid and ask prices for the penny stock;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;

•	the amount and a description of any compensation that the broker-dealer and its associated salesperson will receive in connection with the transaction; and

•	a monthly account statement indicating the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive: (1) the purchaser's written acknowledgment of the receipt of a risk disclosure statement; (2) a written agreement to transactions involving penny stocks; and (3) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore security holders may have difficulty selling their shares.

Canadian Securities Law

Selling security holders who are residents of a province of Canada must comply with applicable provincial securities laws to resell their shares. To the extent required by such provincial securities laws, selling security holders will have to rely on available prospectus and registration exemptions to do so. To the extent such an exemption is not available such residents may be subject to an indefinite hold period with respect to their shares. All Canadian security holders should consult independent legal counsel with respect to ascertaining any available prospectus and registration exemptions for reselling their shares.

Stockholders who are residents of British Columbia may rely on an exemption from the prospectus and registration requirements of B.C. securities laws to sell the shares being registered for resale by this Prospectus under the B.C. Securities Commission's BCI 72-502. Note that under the B.C. Securities Commission’s BCI 51-509, this exemption will cease to be available to issuers quoted on the OTC Bulletin Board or other over-the-counter quotation services, and accordingly selling security holders resident in British Columbia should verify whether any exemption is available at the time of future resale.  Once we are granted a stock symbol on the OTC Bulletin Board, shareholders resident in British Columbia will need to comply with provisions of BCI 51-509 to sell our common shares.

To the extent BCI 72-502 is available, a B.C. resident who acquired securities under a prospectus exemption in a company that is not a reporting issuer under the Securities Act (British Columbia) may sell those securities without filing a prospectus under the Act, if the following conditions are met:

(1)	The securities of the company are registered under section 12 of the Exchange Act, as amended, or the company is required to file reports under section 15(d) of that Act.

(2)	The seller's residential address or registered office is in British Columbia.

(3)	A four-month period has passed since the date the company issued the securities to the seller, or a control person sold the securities to the seller.

(4)	If the seller is a control person of the company, then the seller has held the securities for at least 6 months.

(5)
The number of securities the seller proposes to sell under BCI 72-502, plus the number of securities of the company of the same class that the seller has sold in the preceding 12-month period, does not exceed 5% of the company's outstanding securities of the same class.

(6)	The seller sells the securities through a registered investment dealer.

(7)	The registered investment dealer executes the trade through an exchange, or market, outside Canada.

(8)	There has been no unusual effort made to prepare the market or create a demand for the securities.

(9)	The seller has not paid any extraordinary commission or other consideration for the trade.

(10)
If the seller is an insider of the company, the seller reasonably believes that the company is not in default of the securities legislation (including U.S. federal and state securities legislation) that governs the company.

Blue Sky Restrictions on Resale

When a selling security holder wants to sell shares of our common stock under this Prospectus in the United States, the selling security holder will need to comply with applicable state securities laws, also known as “blue sky laws,” with regard to secondary sales. All states offer a variety of exemptions from the registration of secondary sales. Many states, for example, grant an exemption for the secondary trading of securities registered under section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder should be able to advise the security holder which states grant exemptions for secondary sales of our common stock.

Any person who purchases shares of our common stock from a selling security holder pursuant to this Prospectus, and who subsequently wishes to resell the shares will also have to comply with blue sky laws regarding secondary sales.

Description of Securities to be Registered

Our authorized capital stock consists of 150,000,000 common shares, $0.00001 par value and 50,000,000 preferred shares, $0.00001 par value.

Common Stock

As of the date of this prospectus, we have 51,055,000 issued and outstanding shares of our common stock and we do not have any options, warrants or other convertible securities outstanding.

Holders of our common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. Our common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of our common stock are entitled to share equally in dividends from sources legally available, when, as and if declared by our Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to our stockholders.

Our Board of Directors is authorized to issue additional shares of our common stock not to exceed the amount authorized by our Certificate of Incorporation, on such terms and conditions and for such consideration as our Board may deem appropriate without further stockholder action.

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of our common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available for the payment of dividends. From our inception to the date of this prospectus no dividends have been declared.

We do not intend to issue any cash dividends in the future. We intend to retain earnings, if any, to finance the development and expansion of our business. However, it is possible that our management may decide to declare a stock dividend in the future. Our future dividend policy will be subject to the discretion of our Board of Directors and will be contingent upon future earnings, if any, our financial condition, our capital requirements, general business conditions and other factors.

Preferred Stock

We are authorized to issue up to 50,000,000 shares of preferred stock, par value $0.00001. As of the date of this prospectus, we do not have any preferred shares outstanding. Under our Bylaws, our Board of Directors has the power, without further action by the stockholders, to determine the relative rights, preferences, privileges and restrictions of our preferred stock, and to issue the preferred stock in one or more series. The designation of rights, preferences, privileges and restrictions could include matters such as liquidation, redemption, conversion, voting and dividends, any of which may dilute the interests of holders of our common stock or preferred stock of any other series.

Interests of Named Experts and Counsel

No expert or counsel named in this Prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed for such purpose on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, direct or indirect, in us or in any of our subsidiaries. Additionally, no such expert or counsel was connected with us or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Accountants

Our audited consolidated financial statements for the years ended May 31, 2009, and May 31, 2008, have been included in this Prospectus in reliance upon Kempisty & Company, Certified Public Accountants, P.C., as experts in accounting and auditing.

Description of Business

Overview

We are an exploration stage company in the business of acquiring and exploring mineral resource properties. We have only recently commenced our operations, which to date have been limited to raising capital and researching and acquiring mineral claims in British Columbia, Canada.

Our plan of operation for the next 12 months (from the date of this prospectus) is to conduct an exploration program on our mineral claims and acquire interests in other mineral resource properties in the United States or Canada. We intend to explore primarily for precious metals, but we may explore for other minerals if our claims or any properties in which we acquire an interest displays signs that such minerals may be discoverable.

We anticipate that we will require additional financing in order to complete an exploration program on our existing mineral claims and acquire interests in other mineral resource properties. We do not currently have sufficient funds to undertake such a program and there is no assurance that we will be able to obtain the funds necessary to do so. Exploration activities beyond the scope of our business plan may be required before a final evaluation can be made regarding the economic and legal feasibility of developing our claims.

Development of Business

From our inception on April 3, 2008, to the present, we have been primarily involved in organizational activities. We have developed our business plan, reviewed and identified interests, raised capital and retained experts in law, accounting and auditing. We have also purchased four mineral claims and acquired our wholly owned subsidiary, as follows:

•	On April 3, 2008, we appointed Guy Brusciano as our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer and a director of our Company.

•
On May 16, 2008, we issued 498,400 shares of our common stock to ten investors in exchange for 498,400 shares of the common stock of Cedar Creek Mines Inc., a British Columbia company. The 498,400 shares of Cedar Creek Mines Inc. represented 100% of its issued and outstanding stock, and as a result Cedar Creek Mines Inc. became our wholly owned subsidiary. In this share exchange we also acquired all of the assets of Cedar Creek Mines Inc., which included the $80,830 balance of its cash holdings.

•
Effective June 25, 2008, through our wholly owned subsidiary CCMI, we entered into a purchase agreement with Ron Schneider to acquire four mineral claims near Similkameen Valley, 25 kilometers south of Keremeos, British Columbia (the “Leamington Property”). On July 29, 2008, Mr. Schneider completed the electronic transfer of the Leamington Property to us.

•	On June 26, 2008, CCMI acquired a Free Miner’s License in order to be able to legally hold mining permits in British Columbia, Canada.

•	In August, 2008, we engaged Kempisty & Company, Certified Public Accountants, P.C. as our auditors to audit our consolidated financial statements for the fiscal year ended May 31, 2008.

•	On July 7, 2009, we appointed Anthony William Howland-Rose as a director of the Company.

From our inception on April 3, 2008, to the date of this prospectus, we raised approximately $139,650 through private placements.  We also received $80,830 in cash by acquiring Cedar Creek Mines Inc. and all of its assets on May 16, 2008. During the same period we also attended various conferences and trade shows in Hong Kong and throughout China in order to develop our business connections and identify further mineral resource properties to acquire.

Leamington Property

On June 25, 2008, we completed the purchase of the Leamington Property from Ron Schneider through our wholly owned subsidiary, Cedar Creek Mines Inc. The Leamington Property consists of an undivided 100% interest in four mineral claims located near the Similkameen Valley, 25 kilometers south of Keremeos, British Columbia. In exchange for the Leamington Property, we paid Ron Schneider approximately $2,914 (CDN $3,000), which consisted of the purchase price of $2,428 (CDN $2,500) and a service fee of approximately $486 (CDN $500). On July 29, 2008, Mr. Schneider completed the electronic transfer of the Leamington Property to us.

We will be required to pay annual fees of approximately $2,200 for the next two years and approximately $3,700 for subsequent years to maintain our interest in the Leamington Property.

We plan to carry out an exploration program on the Leamington Property to determine if it possesses commercially exploitable quantities of precious metals. We do not know if the claims contain commercially viable deposits or reserves and we will not be able to ascertain if this is the case until the exploration program and an economic evaluation of the results is completed.

We anticipate that the first phase of our exploration program on the Leamington Property will commence in the Spring of 2010 and cost approximately $175,000 to complete. This phase will consist of the following:

•	a thorough review of the available geologic literature, maps and cross sections relevant to our claims;

•	on-site surface reconnaissance, mapping and sampling;

•	geochemical analysis of the gathered samples;

•	data compilation; and

•	the preparation of a formal geological report.

The second phase of our program will consist of further mapping and sampling, a comprehensive drill program and the staking of new mineral claims. We expect this phase to cost approximately $200,000 and begin in the Winter of 2010/2011.

We intend to raise our cash requirements for the next 12 months through the sale of our equity securities in private placements, through shareholder loans, or possibly through a registered public offering (either self-underwritten or through a broker-dealer). If we are unsuccessful in raising enough money through such capital-raising efforts, we may review other financing possibilities such as bank loans. At this time we do not have a commitment from any broker-dealer to provide us with financing. There is no assurance that any financing will be available to us or if available, on terms that will be acceptable to us. We intend to negotiate with our management and consultants to pay parts of their salaries and fees with stock and stock options instead of cash.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our current corporate structure. There is no guarantee that we will be able to obtain any funding or that we will have sufficient resources to conduct our business as projected, any of which could mean that we will be forced to discontinue our operations.

Additional information on the Leamington Property is contained in the “Description of the Property” section elsewhere in this Prospectus.

Market for Minerals

If we are able to extract minerals from the Leamington property, we will need to develop a marketing strategy to sell them. Available wholesale purchasers of minerals and precious metals exist in North America and throughout the world. Historically, the markets for minerals and precious metals are liquid and volatile. Wholesale purchase prices can be affected by a number of factors, all of which are beyond our control, including but not limited to:

•	fluctuation in the supply of, demand and market price for minerals;

•	the mining activities of others;

•	the sale or purchase of certain precious metals by central banks and for investment purposes by individuals and financial institutions;

•	interest rates;

•	currency exchange rates;

•	inflation or deflation; and

•	the political and economic conditions in major mineral-producing countries.

If we are able to locate minerals that are of economic grade in sufficient quantities to justify their removal, we may seek additional capital through equity or debt financing to build a mine and processing facility, find another entity to mine our claims on our behalf or as a joint venture, or sell our rights to mine the minerals. Any ore we mine would need to be processed through a series of steps to produce a rough concentrate. This rough concentrate must then be sold to refiners and smelters for the value of the minerals that it contains, less the cost of further concentrating, refining and smelting. Refiners and smelters then sell the refined minerals on the open market through brokers who work for wholesalers. Based upon the current demand for minerals, we believe that we will not have any difficulty selling any minerals that we may recover. However, we have not presently located any mineral reserves, and there is no assurance that we will find any economically viable reserves of minerals in the future.

Competition

We are a new and unestablished company and have a weak competitive position in the mineral exploration industry. We compete with other mineral exploration companies who are actively seeking to acquire mineral properties throughout the world together with the equipment, labor and materials required to operate on those properties.

Many of the mineral exploration companies with which we compete for financing and for the acquisition of new mineral properties have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquiring properties of merit or exploring and developing their mineral properties. In addition, they may be able to afford increased geological expertise to more accurately target and explore potential mineral properties. These advantages could enable our competitors to acquire properties of greater quality and interest to prospective investors who may choose to finance their additional exploration and development. Such competition could adversely impact our ability to attain the financing necessary for us to acquire further mineral properties or explore or develop our current or future mineral properties.

We compete with other mineral exploration companies for financing from a limited number of investors that are prepared to invest in such companies. The presence of competing mineral exploration companies may impact our ability to raise additional capital in order to fund our acquisition or exploration activities if investors perceive that investments in our competitors are more attractive based on the merit of their mineral properties or the price of the investment opportunity. We must also compete with other mineral companies for available resources, including, but not limited to, professional geologists, camp staff, helicopters, float planes, mineral exploration supplies and drill rigs.

In the face of such competition, we may not be successful in acquiring, exploring or developing profitable mineral properties, and we cannot give any assurance that suitable mineral properties will be available for our acquisition, exploration or development. Despite this, we hope to compete successfully in the mineral exploration industry by:

•	keeping our costs low; and

•	using our size to our advantage by adapting quickly to changing market conditions or responding swiftly to potential opportunities.

Legislation and Government Regulations

Different Canadian provinces use different procedures to regulate mining activities. For example, in British Columbia each potential mineral explorer must submit a permit application for all mechanized surface exploration that includes information about the mineral title, the operator, the program of work and the proposed reclamation plan. For minimal surface disturbance in a non-sensitive area, a letter permit may be issued by a district inspector of the Ministry of Energy, Mines and Petroleum Resources (the “Ministry”). If a mechanized work program is contemplated, the district inspector must participate in a consultation procedure with other government agencies, following which a permit may be issued. For exploration in highly sensitive areas, further referrals are made by the Ministry to, for example, an inter-agency management committee, other government agencies and public stakeholder groups.

Government Approvals and Recommendations

We must comply with the provisions of the Mineral Tenure Act (British Columbia) (the “Mineral Act”), which establishes rules for locating, posting and working claims, and for reporting work performed on claims. We must also comply with the Mineral Exploration Code (British Columbia) (the “MX Code”) which forms Part 9 of the larger Mine Health, Safety and Reclamation Code (British Columbia) (the “HSR Code”), which dictates how and where we can explore for minerals. As part of the HSR Code, the MX Code is enabled under Section 34 of the Mines Act (British Columbia) (the “Mines Act”). Compliance with these rules and regulations will not adversely affect our operations.

In order to explore for minerals on the Leamington Property we must submit our proposed exploration program for review. We believe that our exploration program will be successfully reviewed and that an exploration permit will be issued that allows us to undertake our planned activities. This exploration permit is the only permit or license we will require to explore for precious and base minerals on our mineral claims.

We will be required to obtain work permits from the Ministry for any exploration work which results in a physical disturbance to the land. Accordingly, we may be required to obtain work permits for any exploration work beyond that contemplated by our exploration program, depending on its complexity and effect on the environment. The time required to obtain a work permit is approximately four weeks.  We will incur all necessary consultant expenses required to prepare the permit submissions to the Ministry. We will be required by the Mines Act to undertake remediation on any work that results in a physical disturbance to the land. The costs of such remediation will vary according to the degree of the physical disturbance. No remediation work is anticipated as a result of the completion of Phase I and Phase II of our exploration program.

We have budgeted for regulatory compliance costs associated with our proposed exploration program. As mentioned above, we must sustain the costs of reclamation and environmental remediation for all exploration and other work we decide to undertake. We cannot estimate the amount of these costs at this time since we do not know if, or to what extent, any additional exploration will be required beyond our planned exploration program. Because we have not discovered any mineral deposits on our claims, it is impossible to assess the impact of any capital expenditures on our future earnings or competitive position.

If we commence any additional exploration, the costs of obtaining permits and complying with environmental laws will likely be greater than in Phases I and II of our exploration program because the impact on the Leamington Property will likely be greater. We may be required to conduct an environmental review process under the Environmental Assessment Act (British Columbia) if we decide to proceed with any substantial exploration.  An environmental review is not currently required under the Environmental Assessment Act to proceed with Phases I and II of our exploration programs on the Leamington Property.

We are also required to pay an annual fee of approximately $2,200 in order to keep the Leamington Property in good standing with the government of British Columbia.

Environmental Law

We are also subject to the larger HSR Code. This code deals with environmental matters relating to the exploration and development of mining properties. Its goals are to protect the environment through a series of regulations affecting health and safety, archaeological sites and exploration access. We are responsible for providing a safe working environment, not disrupting archaeological sites, and conducting our activities in a way that prevents unnecessary damage to the land.

We will secure all necessary exploration permits and, if we conclude that development is warranted on any claims, will file final plans of operation before we begin any mining operations. We do not anticipate discharging water into any active stream, creek, river, lake or any other body of water subject to any environmental laws or regulations, or disturbing the habitat of any endangered species’. Restoration of any disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandoning the property. It is difficult to estimate the costs of compliance with environmental laws since the full nature and extent of our proposed activities cannot be determined until we begin our exploration program and assess it from an environmental standpoint.

We are currently in compliance with the HSR Code and plan to continue complying with this code. However, compliance with the HSR Code may adversely affect our business operations in the future.

Exploration stage companies are not required to comply with environmental matters, except as they relate to their exploration activities. The only “cost and effect” of compliance with environmental regulations in British Columbia is returning the surface of the land to its previous condition upon abandoning the property. We cannot speculate on those costs in light of our ongoing plans to explore our claims. When we are ready to begin drilling, we will notify the British Columbia Chief Inspector of Mines who will require us to put a bond in place to provide some assurance that the property will eventually be restored to its original condition.

Costs and Effects of Compliance with Environmental Laws

We currently have no costs to comply with environmental laws concerning our exploration program.

However, we would have to sustain the cost of reclamation and environmental remediation for all work undertaken which causes sufficient surface disturbance to necessitate reclamation work.  Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits.  Reclamation is the process of bringing the land back to a natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused, i.e. refilling trenches after sampling or cleaning up fuel spills.

Our initial programs do not require any reclamation or remediation other than minor clean up and removal of supplies because of minimal disturbance to the ground. The amount of these costs is not known at this time as we do not know the extent of the exploration program we will undertake, beyond completion of the proposed two phases described above.

Research and Development

We have not spent any money on research and development activities since our inception. However, we anticipate that we will incur approximately $175,000 in exploration expenses over the next 12 months to carry out the first phase of our exploration program on the Leamington Property. Other than that, we have no current plans to spend any money on research and development, but that may change if we are successful in acquiring new property interests. Our planned expenditures on our operations and the exploration program are summarized under the “Management’s Discussion and Analysis of Financial Position and Results of Operation” and “Description of Property” sections elsewhere in this Prospectus.

Employees

As of the date of this prospectus, we do not have any full-time or part-time employees. Guy Brusciano, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer and a director of the Company, works as a part-time consultant in the areas of management and business development. Guy Brusciano currently contributes approximately 30 hours per week to us.

We currently engage independent contractors in the areas of accounting, legal, consulting, management and auditing services. We plan to engage independent contractors in the areas of geological services, marketing, bookkeeping, investment banking and other services.

Subsidiaries

As of the date of this prospectus, we have one wholly owned subsidiary, Cedar Creek Mines Inc., a British Columbia company through which we have acquired mineral claims in the Province of British Columbia.

Intellectual Property

We have not filed for any protection of our trademark, and we do not have any other intellectual property.

Reports to Security Holders

We are not currently a reporting company, but upon effectiveness of the registration statement of which this prospectus forms a part, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended. These reports include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You may obtain copies of these reports from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. or on the SEC’s website, at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We will also make these reports available on our website once our website is completed and launched.

Description of Property

Our principal executive office space is located at 4170 Still Creek Drive, Suite 200, Burnaby, B.C., Canada, V5C 6C6. Our telephone number is (604) 320-7877. We started paying $2,000 per month (which amount is payable every six months) in June, 2009, for the use of our principal executive office space, which is approximately 1000 square feet in size.

Leamington Property

Location and Access

The Leamington Property is located near the Similkameen Valley, 25 kilometers south of Keremeos, British Columbia. It consists of approximately 444 hectares and can be accessed from Highway 3 via Chopaka Road from the west by travelling 1 kilometer up the Roberts Creek logging road. This logging road cuts through the property.

Title

Effective June 25, 2008, we purchased the four unpatented mining claims collectively known as the Leamington Property from Ron Schneider through our wholly owned subsidiary Cedar Creek Mines Inc. Pursuant to the purchase agreement with Mr. Schneider, we acquired an undivided 100% interest in the Leamington Property in exchange for $2,914 (CDN $3,000), which consisted of the purchase price of $2,428 (CDN $2,500) and a service fee of approximately $486 (CDN $500).

The Leamington Property consists of approximately 444 hectares and includes the following four mineral claims:

BC Tenure Number	Tenure Type	Claim Name	Expiry Date	Area (hectares)
551027	Mineral	Leamington	February 2, 2010	21.162
573664	Mineral	Sisters	January 13, 2010	63.489
573730	Mineral	SIS	January 14, 2010	42.318
585595	Mineral	GUY	June 2, 2010	317.416

History of Operations

The previous owner of the Leamington Property completed some preliminary trenching and rock chip sampling on the claims. We are aware of significant activity in the geological region known as the “Similkameen granodiorite batholith” in which the Leamington Property is located.  However, we do not have a record of any other previous operations on the Leamington Property. More details on the “Similkameen granodiorite batholith” are provided in the “Mineralization” section below.

Proposed Exploration Program

We have not yet commenced any work on the Leamington Property and we have not yet hired a geologist to prepare a formal report on it. We plan to undertake a two-stage program on the Leamington Property that is exploratory in nature, and we anticipate completing both phases in the next two years. However, we may alter our exploration program after conducting detailed rock chip sampling and mapping.

Our plan of exploration for the Leamington Property is as follows:

Phase of Exploration	Anticipated Completion Date	Description of Exploration Work	Estimated Cost ($)
	April 2010	Conduct a geophysical survey and review the geologic literature, maps and cross-sections	20,000
	May 2010	Carry out on-site surface reconnaissance, early stage geophysics, mapping and sampling	60,000
Phase I	June 2010	Complete preliminary drilling to delineate the ore body	20,000
	July 2010	Conduct on-site trenching, further mapping, sampling and geochemical analysis	65,000
	September 2010	Compile data and prepare a geological report	10,000
	Total		175,000
Phase II	January 2011	Conduct a comprehensive drill program based on the results of the Phase I	200,000
	Total		200,000

There are no known reserves on the Leamington Property and we must complete a portion of our exploration program to accurately assess its mineral potential. We intend to seek funding or enter into joint ventures to complete the program.

Mineralization

The “Similkameen granodiorite batholith” rock formation, in which the Leamington Property is located, is situated in the Similkameen region located in the south central Okanagan area of British Columbia. The Similkameen region rock formations, largely made up of granite-like rock, stand along the U.S.-Canada border and were likely created about 300 million years ago during the Mesozoic Era. These formations have a radius of approximately 40 kilometers and have historically produced metal oxides and carbonates which have been shown to contain fairly substantial amounts of platinum group metals such as ruthenium, rhodium, palladium, osmium, iridium and platinum.

Legal Proceedings

We are not aware of any existing, pending or threatened legal proceedings which involve us or our wholly-owned subsidiary nor are we involved as a plaintiff in any proceeding or pending litigation.  There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest or our subsidiary.

Market For Common Equity and Related Stockholder Matters

Market Information

Our common stock is not traded on any exchange. We intend to apply to have our common stock quoted on the OTC Bulletin Board once this Prospectus has been declared effective by the SEC; however, there is no guarantee that we will obtain a listing.

There is currently no trading market for our common stock and there is no assurance that a regular trading market will ever develop. OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers. OTC Bulletin Board securities are traditionally those of smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

To have our common stock listed on any public trading market, including the OTC Bulletin Board, we will require a market maker to sponsor our securities. If we are unable to obtain a market maker, we may be unable to develop a trading market for our common stock. We may be unable to locate a market maker that will agree to sponsor our securities. Further, even if we secure a market maker, there is no guarantee that our securities will meet the requirements for quotation or that our securities will be accepted for quotation on the OTC Bulletin Board. Any of these outcomes could prevent us from developing a trading market for our common stock.

As of the date of this prospectus the Company does not have any outstanding option or warrants to purchase, or securities convertible into, common equity of the Company.  Pursuant to the registration statement, the Company is registering 969,000 shares of common stock.

Holders

As of the date of this prospectus, there were 49 holders of record of our common stock.

Dividends

To date, we have not paid dividends on shares of our common stock and we do not expect to declare or pay dividends on shares of our common stock for the foreseeable future. The payment of any dividends will depend upon our future earnings, if any, our financial condition and other factors deemed relevant by our Board of Directors.

Equity Compensation Plans

As of the date of this prospectus, we did not have any equity compensation plans.

Management’s Discussion and Analysis of Financial Position and Results of Operations

The following discussion should be read in conjunction with our consolidated financial statements, including the notes thereto, that appear elsewhere in this Prospectus. The discussion of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

Forward Looking Statements

This Prospectus contains certain forward-looking statements. All statements other than statements of historical fact are “forward-looking statements” for the purposes of this Prospectus, including any projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief; and any statements of assumptions underlying any of the foregoing. Such forward-looking statements are subject to inherent risks and uncertainties, including the risks in the section entitled “Risk Factors” included herein, and actual results could differ materially from those anticipated by the forward-looking statements.

Results of Operations for the Three Month Period ended August 31, 2009

Lack of Revenues

We have limited operational history. For the three month period ended August 31, 2009, we did not generate any revenues. We anticipate that we will incur substantial losses for the foreseeable future and our ability to generate any revenues in the next 12 months continues to be uncertain.

Expenses

For the three month period ended August 31, 2009, we accumulated total expenses of $54,815 (compared to $60,363 for the three month period ended August 31, 2008), including $7,500 in management fees (compared to $7,500 for the three month period ended August 31, 2008), $9,010 in general and administrative expenses (compared to $21,419 for the three month period ended August 31, 2008), $nil in mineral property costs (compared to $2,914 for the three month period ended August 31, 2008) and $38,305 in professional fees (compared to $28,530 for the three month period ended August 31, 2008).

Our general and administrative expenses include bank charges, travel, meals and entertainment, foreign exchange, office maintenance, communication (cellular, internet, fax and telephone), courier and postage costs and office supplies.

Our professional fees include legal, accounting and auditing fees.

Net Loss

For the three month period ended August 31, 2009, we incurred a net loss of $54,815 (compared to a net loss of $60,363 for the three month period ended August 31, 2008).

Results of Operations for the Fiscal Year ended May 31, 2009

Lack of Revenues

We have limited operational history. For the fiscal year ended May 31, 2009, we did not generate any revenues. We anticipate that we will incur substantial losses for the foreseeable future and our ability to generate any revenues in the next 12 months continues to be uncertain.

Expenses

For the fiscal year ended May 31, 2009, we accumulated total expenses of $136,116, including $30,000 in management fees, $49,087 in general and administrative expenses, $2,914 in mineral property costs and $54,115 in professional fees.

Our general and administrative expenses include bank charges, travel, meals and entertainment, foreign exchange, office maintenance, communication (cellular, internet, fax and telephone), courier and postage costs and office supplies.

Our professional fees include legal, accounting and auditing fees.

Net Loss

For the fiscal year ended May 31, 2009, we incurred a net loss of $136,116.

Results of Operations for the Fiscal Year ended May 31, 2008

Lack of Revenues

We have limited operational history. From our inception on April 3, 2008, to May 31, 2008, we did not generate any revenues.  We anticipate that we will incur substantial losses for the foreseeable future and our ability to generate any revenues in the next 12 months continues to be uncertain.

Expenses

From our inception on April 3, 2008, to May 31, 2008, we accumulated total expenses of $78,912, including $11,315 in management fees, $671 in incorporation costs, $10,334 in general and administrative expenses and $56,592 in professional fees.

Our general and administrative expenses include bank charges, travel, meals and entertainment, foreign exchange, office maintenance, communication (cellular, internet, fax and telephone), courier and postage costs and office supplies.

Our professional fees include legal, accounting and auditing fees.

Net Loss

From our inception on April 3, 2008, to May 31, 2008, we incurred a net loss of $78,912.

Liquidity and Capital Resources

As of August 31, 2009, we had total assets of $5,681, total liabilities of $48,691  and a working capital deficiency of $43,912. As of August 31, 2009, we had accumulated a deficit of $269,843.  As of August 31, 2009, we had $4,518 in cash in our bank accounts.

We are solely dependent on funds raised through our equity financing. Our net loss of $269,843 from our inception on April 3, 2008, to August 31, 2009, was funded by our equity financing. From our inception on April 3, 2008, to the date of this prospectus, we raised gross proceeds of $139,650 in cash from the sale of our securities as described in the following table:

Date of Subscription	Type of Security Issued	Number of Securities Issued	Price per Security ($)	Total Funds Received ($)
April 2008	Common Stock	50,000,000	0.00001	500
April 2008	Common Stock	6,000	0.25	1,500
May 2008	Common Stock	223,600	0.25	55,900
July 2008	Common Stock	74,000	0.25	18,500
August 2008	Common Stock	45,000	0.25	11,250
September 2008	Common Stock	55,000	0.25	13,750
June 2009	Common Stock	111,000	0.25	27,750
July 2009	Common Stock	42,000	0.25	10,500
Total		50,556,600		$139,650

From our inception on April 3, 2008, to August 31, 2009, we raised $139,650 through the issuance of shares of our common stock. We received additional cash of $80,830 by acquiring the assets of our wholly owned subsidiary, Cedar Creek Mines Inc., on May 16, 2008, in exchange for 498,400 shares of our common stock.

For the year ended May 31, 2008, we spent $51,523 on operating activities and raised $57,900 from the issuance of shares of our common stock. The increase in cash for the year ended May 31, 2008, was $87,207, which was generated from the sale of our common stock and the acquisition of our wholly owned subsidiary, Cedar Creek Mines Inc.

For the year ended May 31, 2009, we spent $145,190 on operating activities and raised $43,500 from the issuance of shares of our common stock, received $26,750 for subscriptions for which shares of our common stock were not issued until after the period ended and received an advance of $14,139 from a related party. The decrease in cash for the period ended May 31, 2009, was $60,801, which was due to our cash requirements for operations outstripping our ability to raise funds through equity financing.

For the three month period ended August 31, 2009, we spent $33,516 on operating activities and raised $38,250 ($26,750 of which was received prior to June 1, 2009) from the issuance of shares of our common stock and received an advance of $128 from a related party. The decrease in cash for the period ended August 31, 2009, was $21,888, which was due to our cash requirements for operations outstripping our ability to raise funds through equity financing.

For the next 12 months (from the date of this prospectus), we intend to:

•	carry out Phase I of our exploration program on the Leamington Property;

•	develop a website;

•	complete private and/or public financing to cover the cost of acquiring interests in additional mineral properties; and

•	retain a geologist, land specialist and engineer to assist us in developing our business.

Our planned operation and exploration expenditures over the next 12 months (from the date of this prospectus) are summarized as follows:

Description	Potential Completion Date	Estimated Expenses ($)
Complete Phase I of our exploration program on the Leamington Property	September 2010	175,000
Annual fee to maintain the Leamington Property	12 months	2,200
Retain a geologist, land specialist and engineer on a part-time basis or as independent contractors	12 months	20,000
Management fees	12 months	30,000
Professional fees (legal, accounting and auditing fees)	12 months	100,000
Travel and promotional expenses	12 months	10,000
General and administrative expenses	12 months	10,000
Total		347,200

Our general and administrative expenses for the year will consist primarily of transfer agent fees, investor relations expenses and general office expenses. The professional fees are related to our regulatory filings throughout the year.

Based on our planned expenditures, we will require funds of approximately $347,200 to proceed with our business plan over the next 12 months. If we secure less than the full amount of financing that we require, we will not be able to carry out our complete business plan and we will be forced to proceed with a scaled back business plan tailored to our available financial resources.

We anticipate that we will incur substantial losses for the foreseeable future. Even if we carry out our planned exploration program on the Leamington Property, there is no guarantee that the property will contain commercially exploitable mineral resources. Our exploration activities will be directed by Guy Brusciano, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer and a director of the Company, who will also supervise our planned acquisition activities and manage our operations.

We intend to raise our cash requirements for the next 12 months through the sale of our equity securities in private placements, through shareholder loans, or possibly through a registered public offering (either self-underwritten or through a broker-dealer). If we are unsuccessful in raising enough money through such capital-raising efforts, we may review other financing possibilities such as bank loans. At this time we do not have a commitment from any broker-dealer to provide us with financing. There is no assurance that any financing will be available to us or if available, on terms that will be acceptable to us. We intend to negotiate with our management and consultants to pay parts of their salaries and fees with stock and stock options instead of cash.

Even though we plan to raise capital through equity or debt financing, we believe that the latter may not be a viable alternative for funding our operations as we do not have tangible assets to secure any such financing. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide any assurance that we will be able to raise sufficient funds from the sale of our common stock to fund our operations or planned exploration activities. In the absence of such financing, we will not be able to acquire additional mineral properties or carry out a preliminary exploration program on an acquired property. Even if we are successful in obtaining equity financing to fund our operations and exploration activities, there is no assurance that we will obtain the funding necessary to pursue any advanced exploration of future properties following the completion of preliminary exploration. If we do not continue to obtain additional financing, we may be forced to abandon our business plan or any property interests in our possession.

Modifications to our plans will be based on many factors, including the results of our exploration activities, the assessment of data, weather conditions, exploration costs, the price of any minerals we discover and available capital. Further, the extent to which we carry out our exploration activities is dependent upon the amount of financing available to us.

We may consider entering into joint ventures or other strategic arrangements to provide the funding required to pursue the advanced exploration of our current and future properties. If we enter into a joint venture arrangement, we would likely have to assign a percentage of our interest in any project to our joint venture partner(s). The assignment of this interest would be conditional upon the contribution of capital by the joint venture partner(s) to enable the advanced exploration activities on the properties to proceed. There is no guarantee that any third party would enter into a joint venture agreement with us in order to fund the exploration component of any potential project.

Going Concern

We have not generated any revenues and are dependent upon obtaining outside financing to carry out our operations and pursue any acquisition and exploration activities. If we are unable to raise equity or obtain alternative financing, we may not be able to continue our operations and our business plan may fail. You may lose your entire investment.

If our operations and cash flow improve, we believe that we can continue to operate. However, no assurance can be given that the actions of our sole executive officer and a director of the Company will result in profitable operations or an improvement in our liquidity situation. The threat of our ability to continue as a going concern will cease to exist only when revenues have reached a level able to sustain our business operations.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

Critical Accounting Policies

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in Note 2 of the notes to our financial statements. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows, and which require the application of significant judgment by management.

Mineral Property Costs

Mineral property acquisition costs are capitalized in accordance with EITF 04-2, “Whether Mineral Rights Are Tangible or Intangible Assets”, when our management has determined that probable future benefits consisting of a contribution to future cash inflows have been identified and adequate financial resources are available or are expected to be available as required to meet the terms of property acquisition and budgeted exploration and development expenditures. Mineral property acquisition costs are expensed as incurred if the criteria for capitalization are not met. In the event that a mineral property is acquired through the issuance of shares of our common stock, the mineral property will be recorded at the fair value of the property or the fair value of the shares, whichever is more readily determinable.

Mineral property exploration costs are expensed as incurred.

When mineral properties are acquired under option agreements with future acquisition payments to be made at our sole discretion, those future payments, whether in cash or shares, are recorded only when we have made or are obliged to make the payment or issue the shares. Because option payments do not meet the definition of tangible property under EITF 04-2, all option payments are expensed as incurred.

When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves and pre-feasibility, the costs incurred to develop such a property are capitalized.

Estimated future removal and site restoration costs, when determinable, are provided over the life of proven reserves on a units-of-production basis. Costs, which include production equipment removal and environmental remediation, are estimated each period by management based on current regulations, actual expenses incurred, and technology and industry standards. Any charge is included in exploration expenses or the provision for depletion and depreciation during the period and the actual restoration expenditures are charged to the accumulated provision amounts as incurred.

As of the date of these consolidated financial statements, we have incurred only acquisition and exploration costs which have been expensed.

Foreign Currency Translation

Our functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation” using the exchange rate prevailing at the balance sheet date. Gains and losses arising upon the settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. We have not, as of the date of this Prospectus, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

The accounting firm of Kempisty & Company, Certified Public Accountants, P.C., audited our financial statements for the fiscal years ended May 31, 2009, and May 31, 2008. Since our inception on April 3, 2008, we have had no changes in or disagreements with our accountants.

Directors, Executive Officers, Promoters and Control Persons

Directors and Officers

Our Bylaws state that the authorized number of directors shall be not less than one and not more than fifteen, and shall be set by resolution of our Board of Directors. Our Board of Directors has currently fixed the number of directors at two.

Our current directors and executive officer are:

Name	Age	Position
Guy Brusciano	53	President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer & Director
Anthony William Howland-Rose	70	Director

Our directors will serve as directors until our next annual stockholder meeting or until their successors are elected and accept the positions. Officers hold their positions at the pleasure of our Board of Directors. There are no arrangements, agreements or understandings between non-management security holders and management under which non-management security holders may directly or indirectly participate in or influence the management of our affairs.

Background

Mr. Guy Brusciano has been our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer and a director of the Company since our inception on April 3, 2008. He has over 19 years of experience in business development and management. From 1989 to present, Guy Brusciano has been acting as a consultant doing business as West Point Capital, a business development and venture capital service provider. In July 2002, Guy Brusciano founded Nano Spider Technology Inc., a private company incorporated in the Province of British Columbia, and in April 2007, Guy Brusciano founded Nano Spider Technology Inc., a private company incorporated in the State of Delaware. Guy Brusciano has been the President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and sole director of both Nano Spider Technology Inc. companies since their inception. Both Nano Spider Technology Inc. companies are in the development stage and intend to participate in the nanotechnology industry by investing and acquiring technology, applications and equipment. In 2007, Guy Brusciano founded Cedar Creek Mines Inc. to engage in the acquisition of mineral exploration properties; this company was eventually acquired by us through a share exchange with its stockholders. In September, 2008, Guy Brusciano founded and became the President, CEO and a director of the following private companies: Great Panda Bear Exploration Inc., a mineral exploration company, Clean Tech Energy Inc, a company engaged in the development of environmental products, Jetta Water Energy Wave Corp., a company engaged in the development of electric generators, China Solutions Corp., an import and export company, West Point Security Ltd., a company engaged in the provision of security guards, and Beijing China Investment Trust, an investment fund.

Guy Brusciano is not currently a director of any public company or any company registered as an investment company.

Mr. Anthony William Howland-Rose, MSc, DIC, FGS, FIMMM, FAusIMM, FAIG, MAICD, CEng, has been a director of the Company since July 7, 2009. Mr. Howland-Rose is a qualified geophysicist with extensive experience in mining exploration and has contributed to major discoveries in Australia including the Mt. Windara and South Mt. Keith nickel deposit in Western Australia, the Elura lead zinc deposit in New South Wales and the Sandy Flat Redbank Copper Project in the Northern Territory McArthur River Basin. From January, 1994, to April, 2008, Mr. Howland-Rose acted as Executive Chairman of Allegiance Resources NL (a company formerly listed on the ASX which was acquired by Zinifex Australia Limited, a wholly owned subsidiary of Oxiana Limited) where he was involved in the Avebury nickel discovery (1998), drilling work, completing a feasibility study and arranging equity and Bank financing. Mr. Howland-Rose was awarded the 2007 Prospector of the Year award of Allegiance Resources NL for the Avebury Nickel Discovery in Tasmania. From April, 2008, to present, Mr. Howland-Rose has been involved in family business managing family assets. Mr. Howland-Rose earned his Bachelor of Science (Hons) in Geology from Queen’s University of Belfast in 1962 and his Master of Science in Applied Geophysics from London University in 1966.

Mr. Howland-Rose is not currently an officer or director of any public company or any company registered as an investment company.

Significant Employees

Other than as described above, we do not expect any other individuals to make a significant contribution to our business.

Family Relationships

There are no family relationships between any of our directors or executive officers.  However, Matthew Brusciano, our Secretary, is the son of Guy Brusciano. We do not classify our corporate secretary as an executive officer position.

Legal Proceedings

Guy Brusciano, our President, Chief Executive Officer, Chief Financial Officer, Treasurer, Principal Accounting Officer and a director was charged with two counts of assault with a weapon contrary to section 267(a) of the Canadian Criminal Code. On December 11, 2008, Guy Brusciano plead guilty at trial to a single charge of assault with a weapon for which the Provincial Court of British Columbia adjudged that Guy Brusciano pay CDN $50.00 and receive a suspended sentence and probation order of eighteen (18) months. This event with Guy Brusciano does not prevent or impair his ability to serve us in his current capacity.  Except for the foregoing, none of our directors, executive officers, promoters or control persons has been involved in any of the following events during the past five years:

(1)
a petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2)	was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offences);

(3)
was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(a)
acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(b)	engaging in any type of business practice; or

(c)	engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4)
was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3)(a) above, or to be associated with persons engaged in any such activity;

(5)
was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated; or

(6)
was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

Audit Committee

The functions of the audit committee are currently carried out by our Board of Directors. Our Board of Directors has determined that we do not have an audit committee financial expert on our Board of Directors to carry out the duties of the audit committee. The Board of Directors has determined that the cost of hiring a financial expert to act as a director and to be a member of the audit committee or otherwise perform audit committee functions outweighs the benefits of having a financial expert on our Board of Directors.

Code of Ethics

We have not yet adopted a code of ethics that applies to our officer, directors and employees because we have not yet finalized the content of such a code. Companies whose equity securities are quoted on the OTC Bulletin Board are not currently required to have adopted a code of ethics. If and when this Prospectus is declared effective, we will disclose our adoption of a code of ethics in a current report on Form 8-K.

Executive Compensation

In this section, “named executive officer” means:

(i)	all individuals serving as the Company’s principal executive officer or acting in a similar capacity during the last completed fiscal year (“PEO”), regardless of compensation level;

(ii)
the Company’s two most highly compensated executive officers other than the PEO who were serving as executive officers at the end of the last completed fiscal year and whose total compensation exceeds $100,000; and

(iii)
up to two additional individuals for whom disclosure would have been provided pursuant to paragraph (ii) but for the fact that the individual was not serving as an executive officer of the Company at the end of the last completed fiscal year.

Summary Compensation Table

The following table contains disclosure of all plan and non-plan compensation awarded to, earned by, or paid to the Company’s named executive officers by any person for all services rendered in all capacities to the Company and its subsidiaries during the Company’s fiscal year completed May 31, 2009:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Guy	2009(1)	30,000	(3)	0	0	0	0	0	0	30,000
Brusciano	2008(2)	5,000	(3)	2,189	0	0	0	0	0	7,689
President,
CEO, CFO,
PAO,
Treasurer,
Director
Notes:
(1)	Year ended May 31.
(2)	From our inception on April 3, 2008, to May 31, 2008.
(3)	Paid as management fees.

Option Grants in the Last Fiscal Year

We did not grant any options or stock appreciation rights to our named executive officers or directors from our inception on April 3, 2008, to May 31, 2009.

Management Agreements

On April 3, 2008, we entered into a management agreement with Guy Brusciano whereby we engaged Guy Brusciano as our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer and Secretary (Guy Brusciano subsequently resigned as our Secretary). In exchange for his services, we agreed to pay Guy Brusciano a monthly salary of $2,500, and to compensate him with options at the discretion of our Board of Directors. The agreement may be terminated on two months notice by either us or Guy Brusciano.

Compensation of Directors

Guy Brusciano, our sole director from our inception on April 3, 2008, to May 31, 2009, did not receive any compensation for his services as a director. See above for the compensation Guy Brusciano received in his capacity as an executive officer of the Company. We have no formal plan for compensating our directors for their services in the future in their capacity as directors, although we anticipate that our directors will receive options to purchase shares of our common stock in the future as awarded by our Board of Directors or a committee thereof.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits to our directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our Board of Directors or a committee thereof.

Compensation Committee

We do not currently have a compensation committee of the Board of Directors or a committee performing similar functions. The Board of Directors as a whole participates in the consideration of executive officer and director compensation.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of the date of this prospectus, of our common stock by each of our directors and named executive officers, by all of our executive officers and directors as a group and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of the date of this prospectus, there were 51,055,000 issued and outstanding shares of our common stock. Except as noted otherwise, all persons named have sole voting and investment power with respect to the shares. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this prospectus.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (%)
Common Shares	Guy Brusciano(1) c/o 4170 Still Creek Drive, Suite 200, Burnaby, B.C., Canada, V5C 6C6	50,086,000	(2)	98%

Common Shares	Anthony William Howland-Rose 130 Fullers Road Sydney, NSW, Australia 2007	Nil		Nil %
All Executive Officers and Directors as a Group:		50,086,000		98%
Notes:
(1)	Guy Brusciano is our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer and a director of the Company.
(2)
50,000,000 shares are held by West Point Capital Inc., a company over which Guy Brusciano has sole voting and investment control, 80,000 shares are held by Guy Brusciano in his own name and 6,000 shares are held by Karen Brusciano, Guy Brusciano’s spouse.

Changes in Control

As of the date of this prospectus, we had no pension plans or compensatory plans or other arrangements which provide compensation in the event of termination of employment or a change in our control.

Certain Relationships and Related Transactions

On April 4, 2008, we issued 50,000,000 shares of our common stock at $0.00001 per share to West Point Capital Inc. in exchange for cash proceeds of $500. West Point Capital Inc. is a company over which Guy Brusciano, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer and a director of the Company, has sole voting and investment control.

On May 28, 2008, we issued 40,000 shares of our common stock at $0.25 per share to Guy Brusciano, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer and a director of the Company, for cash proceeds of $10,000.

On September 4, 2008, we issued 20,000 shares of our common stock at $0.25 per share to Guy Brusciano, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer and a director of the Company, for cash proceeds of $5,000.

On June 22, 2009, we issued 12,000 shares of our common stock at $0.25 per share to Matthew Brusciano, our Secretary, for cash proceeds of $3,000.

On July 3, 2009 we issued 20,000 shares of our common stock at $0.25 per share to Guy Brusciano, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer and a director of the Company, for cash proceeds of $5,000 and we issued 6,000 shares of our common stock at $0.25 per share to Karen Brusciano, Guy Brusciano’s spouse.

As of August 31, 2009, we were indebted $14,767 to Guy Brusciano, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer and a director of the Company, for expenditures paid on our behalf. This amount is unsecured, non-interest bearing and due on demand.

Up to August 31, 2009, we have paid Guy Brusciano, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer and a director of the Company, $48,815 for management services pursuant to a management agreement dated April 3, 2008.  Pursuant to this agreement, Guy Brusciano is to provide management services to the Company in consideration of $2,500 per month.

Other than as described above, we have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of those persons wherein the amount involved in the transaction or a series of similar transactions exceeded the lesser of $120,000 or 1% of the average of our total assets for the last two fiscal years.

Director Independence

We intend to apply to have our common stock quoted on the OTC Bulletin Board, which does not have any director independence requirements.  However, under the definition of “independent director” as set forth in the NYSE AMEX Company Guide Section 8.03.A., we currently have one of our two directors that would qualify as an independent director under such definition being Anthony William Howland-Rose.  Guy Brusciano is not an independent director under such definition as he is an executive officer of the Company.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Under our Articles of Incorporation and Bylaws we may indemnify any officer, director, employee or other person serving us at our request who, because of such person’s position, is made a party to any threatened, pending or completed civil or criminal proceeding or investigation, provided that such person acted in good faith and in a manner which he or she reasonably believed to be in our best interests or if such person had no reason to believe that his or her conduct was unlawful. To the extent that the officer, director, employee or other person is successful on the merits in a proceeding as to which such person is to be indemnified, we must indemnify such person against all expenses incurred, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if such person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhausting all appeals there from, to be liable to us or for any amount paid in settlement, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Financial Statements

Our audited consolidated financial statements for the period from our inception on April 3, 2008, to May 31, 2009, and our unaudited consolidated financial statements for the three months ended August 31, 2009, and August 31, 2008, follow, commencing on page F-1.

CEDAR CREEK MINES LTD.
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED FINANCIAL STATEMENTS

AUGUST 31, 2009

CEDAR CREEK MINES LTD.
(AN EXPLORATION STAGE COMPANY)

KEMPISTY & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS, P.C.

15 MAIDEN LANE - SUITE 1003 - NEW YORK, NY 10038 - TEL (212) 406-7272 - FAX (212) 513-1930

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Cedar Creek Mines Ltd.
(An exploration stage company)

We have audited the accompanying consolidated balance sheets of Cedar Creek Mines Ltd. (an exploration stage company) as of May 31, 2009 and May 31, 2008 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended May 31, 2009, for the period April 3, 2008 (date of inception) through May 31, 2008 and for the period April 3, 2008 (date of inception) through May 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cedar Creek Mines Ltd. (an exploration stage company) as of May 31, 2009 and May 31, 2008 and the results of its operations and cash flows for the year ended May 31, 2009, for the period April 3, 2008 (date of inception) through May 31, 2008 and for the period April 3, 2008 (date of inception) through May 31, 2009, are in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no established source of revenue and has incurred an accumulated loss of $215,028 since inception. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from outcome of this uncertainty.

Kempisty & Company
Certified Public Accountants PC
New York, New York
October 5, 2009

Cedar Creek Mines Ltd.
(An Exploration Stage Company)
Consolidated Balance Sheets

	August 31,	August 31,	May 31,	May 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)
ASSETS

Current Assets
Cash	$4,518	$71,338	$26,406	$87,207
Employee advances	-	-	-	3,000
Prepaid expenses	261	-	9,198	2,500

Total Current Assets	4,779	71,338	35,604	92,707

Property and Equipment (Note 5)	902	1,540	1,061	1,698

Total Assets	$5,681	$72,878	$36,665	$94,405

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable	$24,893	$10,665	$4,340	$12,734
Accrued liabilities	9,031	21,173	17,381	15,000
Due to related party (Note 6(a))	14,767	5,481	14,639	500
Total Current Liabilities	48,691	37,319	36,360	28,234

Commitments and Contingencies (Note 1 and 10)	-	-	-	-

Stockholders' Equity (Deficit)
Preferred Stock $0.00001 par value, 50,000,000 shares authorized, none issued & outstanding	-	-	-	-
Common stock, $0.00001 par value, 150,000,000 shares authorized; 51,055,000, 50,847,000, 50,902,000 and 50,728,000 shares outstanding at August 31, 2009 and 2008 and May 31, 2009 and 2008, respectively	510	509	509	507
Additional paid in capital	226,323	174,325	188,074	144,576
Common stock subscribed	-	-	26,750	-
Accumulated deficit during the exploration stage	(269,843)	(139,275)	(215,028)	(78,912)
Total Stockholders' Equity (Deficit)	(43,010)	35,559	305	66,171

Total Liabilities and Stockholders' Equity (Deficit)	$5,681	$72,878	$36,665	$94,405
The accompanying notes are an integral part of these financial statements.

The accompanying notes are an integral part of these financial statements.

Cedar Creek Mines Ltd.
(An Exploration Stage Company)
Consolidated Statements of Operations

				For the Period	For the Period
	For the	For the		April 3,	April 3,
	Three Months	Three Months	For the	2008	2008
	Ended	Ended	Year Ended	(Inception) to	(Inception) to
	August 31,	August 31,	May 31,	May 31,	August 31,
	2009	2008	2009	2008	2009
	(Unaudited)	(Unaudited)			(Unaudited)

REVENUES	$-	$-	$-	$-	$-

OPERATING EXPENSES
Management fees (Note 6(b))	7,500	7,500	30,000	11,315	48,815
Professional fees	38,305	28,530	54,115	56,592	149,012
General and administrative	9,010	21,419	49,087	10,334	68,431
Incorporation cost	-	-	-	671	671
Mineral property costs (Note 7)	-	2,914	2,914	-	2,914
Total operating expenses	54,815	60,363	136,116	78,912	269,843

NET LOSS	$(54,815)	$(60,363)	$(136,116)	$(78,912)	$(269,843)

NETLOSS PER COMMON SHARE
Basic and Diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	51,015,000	50,768,000	50,855,000	50,158,000

The accompanying notes are an integral part of these financial statements.

Cedar Creek Mines Ltd.
(An Exploration Stage Company)
Consolidated Statements of Changes in Stockholders' Equity (Deficit)
For the period April 3, 2008 (Inception) to May 31, 2008 and for the year ended May 31, 2009 and for the three months ended August 31, 2009 (Unaudited)

					Deficit
					Accumulated
	Common Stock		Additional	Common	During
	$0.00001 Par Value		Paid in	Stock	Exploration
	Shares	Amount	Capital	Subscribed	Stage	Total

Inception April 3, 2008	50,000,000	$500	$-	$-	$-	$500
April 16, 2008 - common shares issued for cash at $0.25 per share	6,000	-	1,500	-	-	1,500
May 16, 2008 - common shares issued for cash at $0.25 per share	71,600	1	17,899	-	-	17,900
May 16, 2008 - common shares issued to acquire subsidiary (Note 3)	498,400	5	87,178	-	-	87,183
May 28, 2008 - common shares issued for cash at $0.25 per share	152,000	1	37,999	-	-	38,000
Net loss for period April 3, 2008 (inception) to May 31, 2008	-	-	-	-	(78,912)	(78,912)
Balance as of May 31, 2008	50,728,000	507	144,576	-	(78,912)	66,171
July 21, 2008 - common shares issued for cash at $0.25 per share	8,000	-	2,000	-	-	2,000
July 31, 2008 - common shares issued for cash at $0.25 per share	66,000	1	16,499	-	-	16,500
August 11, 2008 - common shares issued for cash at $0.25 per share	5,000	-	1,250	-	-	1,250
August 15, 2008 - common shares issued for cash at $0.25 per share	40,000	-	10,000	-	-	10,000
September 4, 2008 - common shares issued for cash at $0.25 per share	55,000	1	13,749	-	-	13,750
Common stock subscribed	-	-	-	26,750	-	26,750
Net Loss for year	-	-	-	-	(136,116)	(136,116)
Balance as of May 31, 2009	50,902,000	509	188,074	26,750	(215,028)	305
June 12, 2009 - common shares issued for cash at $0.25 per share	14,000	-	3,500	(3,500)	-	-
June 22, 2009 - common shares issued for cash at $0.25 per share	93,000	1	23,249	(23,250)	-	-
June 25, 2009 - common shares issued for cash at $0.25 per share	4,000	-	1,000	-	-	1,000
July 3, 2009 - common shares issued for cash at $0.25 per share	42,000	-	10,500	-	-	10,500
Net Loss for the three months	-	-	-	-	(54,815)	(54,815)
Balance as of August 31, 2009 (Unaudited)	51,055,000	$510	$226,323	$-	$(269,843)	$(43,010)
The accompanying notes are an integral part of these financial statements.

Cedar Creek Mines Ltd.
(An Exploration Stage Company)
Consolidated Statements of Cash Flows

				For the Period	For the Period
	For the	For the		April 3,	April 3,
	Three Months	Three Months	For the	2008	2008
	Ended	Ended	Year Ended	(Inception) to	(Inception) to
	August 31,	August 31,	May 31,	May 31,	August 31,
	2009	2008	2009	2008	2009
	(Unaudited)	(Unaudited)			(Unaudited)

Cash flows from operating activities
Net loss	$(54,815)	$(60,363)	$(136,116)	$(78,912)	$(269,843)
Adjustments to reconcile net loss to cash used by operating activities:
Depreciation	159	159	637	26	822
Changes in operating assets and liabilities:
Prepaid expenses	8,937	2,500	(6,698)	(2,500)	(261)
Accounts payable	20,553	(2,069)	(8,394)	12,263	24,422
Accrued liabilities	(8,350)	6,173	2,381	15,000	9,031
Employee advances	-	8,481	3,000	2,600	5,600
Net cash used by operating activities	(33,516)	(45,119)	(145,190)	(51,523)	(230,229)

Cash flows from investing activities
Acquisition of subsidiary	-	-	-	80,830	80,830
Net cash provided by investing activities	-	-	-	80,830	80,830

Cash flows from financing activities
Issuance of shares	38,250	29,750	43,500	57,900	139,650
Common stock subscribed	(26,750)	-	26,750	-	-
Advances from related party	128	-	14,139	-	14,267
Net cash provided by financing activities	11,628	29,750	84,389	57,900	153,917

Net increase (decrease ) in cash	(21,888)	(15,369)	(60,801)	87,207	4,518

Cash and cash equivalents, beginning of period	26,406	86,707	87,207	-	-

Cash and cash equivalents, end of period	$4,518	$71,338	$26,406	$87,207	$4,518

The accompanying notes are an integral part of these financial statements.

Cedar Creek Mines Ltd.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the three months ended August 31, 2009 and 2008 are unaudited)

NOTE 1 – NATURE OF BUSINESS AND CONTINUANCE OF OPERATIONS

CEDAR CREEK MINES LTD. (the “Company”) was incorporated in the State of Delaware on April 3, 2008. Effective May 16, 2008, the Company acquired all the outstanding common stock CEDAR CREEK MINES INC. (a British Columbia, Canada corporation). The acquisition was accounted for pursuant to Statement of Financial Accounting Standard (“SFAS”) No. 141, “Business Combinations”.

The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7, “Accounting and Reporting for Development Stage Enterprises”. The Company’s principal business is the acquisition and exploration of mineral resources. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As at August 31, 2009, the Company has accumulated losses of $269,843 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)	Basis of Presentation

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is May 31. In the opinion of the management, the interim consolidated financial statements reflect all adjustments of a normal recurring nature necessary for a fair statement of the results for interim periods.
.
b)	Principal of Consolidation

The consolidated financial statements include the accounts of Cedar Creek Mines Ltd. and Cedar Creek Mines Inc., its 100% owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

c)	Use of Estimates

The preparation of consolidated financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses in the reporting period. The Company regularly evaluates estimates and assumptions related to donated services and deferred income tax asset valuations. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

d)	Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for the reporting and display of comprehensive income (loss) and its components in the consolidated financial statements. As at August 31, 2009, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the consolidated financial statements.

Cedar Creek Mines Ltd.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the three months ended August 31, 2009 and 2008 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

e)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128,”Earnings per Share“. SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive. At August 31, 2009, the Company has no dilutive potential shares outstanding.

f)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

g)	Mineral Property Costs

The Company is primarily engaged in the acquisition, exploration and development of mineral properties.

Mineral property acquisition costs are capitalized in accordance with EITF 04-2, “Whether Mineral Rights Are Tangible or Intangible Assets”, when management has determined that probable future benefits consisting of a contribution to future cash inflows have been identified and adequate financial resources are available or are expected to be available as required to meet the terms of property acquisition and budgeted exploration and development expenditures. Mineral property acquisition costs are expensed as incurred if the criteria for capitalization are not met. In the event that a mineral property is acquired through the issuance of the Company’s shares, the mineral property will be recorded at the fair value of the respective property or the fair value of common shares, whichever is more readily determinable.

Mineral property exploration costs are expensed as incurred.

When mineral properties are acquired under option agreements with future acquisition payments to be made at the sole discretion of the Company, those future payments, whether in cash or shares, are recorded only when the Company has made or is obliged to make the payment or issue the shares. Because option payments do not meet the definition of tangible property under EITF 04-2, all option payments are expensed as incurred.

When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves and pre-feasibility, the costs incurred to develop such property are capitalized.

Estimated future removal and site restoration costs, when determinable are provided over the life of proven reserves on a units-of-production basis. Costs, which include production equipment removal and environmental remediation, are estimated each period by management based on current regulations, actual expenses incurred, and technology and industry standards. Any charge is included in exploration expense or the provision for depletion and depreciation during the period and the actual restoration expenditures are charged to the accumulated provision amounts as incurred.

As of the date of these consolidated financial statements, the Company has incurred only acquisition and exploration costs which have been expensed.

Cedar Creek Mines Ltd.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the three months ended August 31, 2009 and 2008 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

h)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109, “Accounting for Income Taxes”, as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these consolidated financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

i)	Financial Instruments

SFAS No. 157 “Fair Value Measurements” requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. SFAS No. 157 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. SFAS No. 157 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, accounts payable, and amounts due to related parties. Pursuant to SFAS No. 157, the fair value of our cash equivalents is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The Company believes that the recorded values of all of the other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

The Company’s operations are in Canada, which results in exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

Cedar Creek Mines Ltd.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the three months ended August 31, 2009 and 2008 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

j)	Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

k)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52, “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these consolidated financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

l)	Recently Issued Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued a standard that established the FASB Accounting Standards Codification (ASC) and amended the hierarchy of generally accepted accounting principles (ASC) and amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (ASUs). The Company adopted the ASC on July 1, 2009. This standard did not have an impact on the Company’s consolidated results of operations or financial condition. However, throughout the notes to the consolidated financial statements references that were previously made to various former authoritative U.S. GAAP pronouncements have been changed to coincide with the appropriate section of the ASC.

In September 2006, the FASB issued an accounting standard codified in ASC 820, Fair Value Measurements and Disclosures. This standard established a single definition of fair value and a framework for measuring fair value, set out a fair value hierarchy to be used to classify the source of information used in fair value measurements, and required disclosures of assets and liabilities measured at fair value based on their level in the hierarchy. This standard applies under other accounting standards that require or permit fair value measurements. One of the amendments deferred the effective date for one year relative to nonfinancial assets and liabilities that are measured at fair value, but are recognized or disclosed at fair value on a nonrecurring basis. This deferral applied to such items as nonfinancial assets and liabilities initially measured at fair value in a business combination (but not measured at fair value in subsequent periods) or nonfinancial long-lived asset groups measured at fair value for an impairment assessment.  The adoption of the fair value measurement standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

Cedar Creek Mines Ltd.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the three months ended August 31, 2009 and 2008 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently Issued Accounting Pronouncements (continued)

In December 2007, the FASB issued and, in April 2009, amended a new business combinations standard codified within ASC 805, which changed the accounting for business acquisitions. Accounting for business combinations under this standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquisition-related restructuring costs, in-process research and development, indemnification assets, and tax benefits. The Company adopted the standard for business combinations for its business combination during the period ended June 30, 2009.

In April 2009, the FASB issued an accounting standard which provides guidance on (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. The standard also amended certain disclosure provisions for fair value measurements and disclosures in ASC 820 to require, among other things, disclosures in interim periods of the inputs and valuation techniques used to measure fair value as well as disclosure of the hierarchy of the source of underlying fair value information on a disaggregated basis by specific major category of investment. The standard was effective prospectively beginning April 1, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard which modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The standard also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the standard, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The standard further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security’s fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. The standard requires entities to initially apply its provisions to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulated other comprehensive income. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard regarding interim disclosures about fair value of financial instruments. The standard essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the standard requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In May 2009, the FASB issued a new accounting standard regarding subsequent events. This standard incorporates into authoritative accounting literature certain guidance that already existed within generally accepted auditing standards, with the requirements concerning recognition and disclosure of subsequent events remaining essentially unchanged. This guidance addresses events which occur after the balance sheet date but before the issuance of financial statements. Under the new standard, as under previous practice, an entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that did not exist at the balance sheet date. This standard added an additional required disclosure relative to the date through which subsequent events have been evaluated and whether that is the date on which the financial statements were issued. For the Company, this standard was effective beginning April 1, 2009.

Cedar Creek Mines Ltd.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the three months ended August 31, 2009 and 2008 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently Issued Accounting Pronouncements (continued)

In June 2009, the FASB issued a new standard regarding the accounting for transfers of financial assets amending the existing guidance on transfers of financial assets to, among other things, eliminate the qualifying special-purpose entity concept, include a new unit of account definition that must be met for transfers of portions of financial assets to be eligible for sale accounting, clarify and change the derecognition criteria for a transfer to be accounted for as a sale, and require significant additional disclosure. The standard is effective for new transfers of financial assets beginning January 1, 2010. The Company is currently evaluating the impact of this standard, but does not expect to have a material impact on the Company’s consolidated results of operations or financial condition.

In June 2009, the FASB issued an accounting standard that revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. The standard is effective January 1, 2010. The Company is currently evaluating the impact of this standard, but does not expect it to have a material impact on the Company’s consolidated results of operations or financial condition.

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, a entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value. This ASU is effective October 1, 2009. The Company is currently evaluating the impact of this standard, but does not expect it to have a material impact on the Company’s consolidated results of operations or financial condition.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, that provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions.  The ASU is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on the Company’s consolidated results of operations and financial condition.

Cedar Creek Mines Ltd.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the three months ended August 31, 2009 and 2008 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently Issued Accounting Pronouncements (continued)

In October 2009, the FASB issued ASU No. 2009-14, Certain Revenue Arrangements That Include Software Elements—a consensus of the FASB Emerging Issues Task Force, that reduces the types of transactions that fall within the current scope of software revenue recognition guidance. Existing software revenue recognition guidance requires that its provisions be applied to an entire arrangement when the sale of any products or services containing or utilizing software when the software is considered more than incidental to the product or service. As a result of the amendments included in ASU No. 2009-14, many tangible products and services that rely on software will be accounted for under the multiple-element arrangements revenue recognition guidance rather than under the software revenue recognition guidance. Under the ASU, the following components would be excluded from the scope of software revenue recognition guidance:  the tangible element of the product, software products bundled with tangible products where the software components and non-software components function together to deliver the product’s essential functionality, and undelivered components that relate to software that is essential to the tangible product’s functionality. The ASU also provides guidance on how to allocate transaction consideration when an arrangement contains both deliverables within the scope of software revenue guidance (software deliverables) and deliverables not within the scope of that guidance (non-software deliverables). The ASU is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on the Company’s consolidated results of operations and financial condition.

NOTE 3 – ACQUISITION OF SUBSIDIARY

On May 16, 2008, pursuant to share exchange agreements, the Company acquired all of the issued and outstanding common shares of Cedar Creek Mines Inc., for consideration of 498,400 shares of the Company’s common stock with a fair value of $87,183. In accordance with SFAS No. 141, “Business Combinations”, the Company allocated the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their fair values at the acquisition date. The excess purchase price over those fair values is recorded as mineral property costs. The fair values assigned to tangible and intangible assets acquired and liabilities assumed are based on an independent valuation analysis using estimates and assumptions provided by management, and other information compiled by management.

The purchase price was allocated to the following assets and liabilities:

Cash	$80,830
Property and equipment	1,724
Due from a related party	5,100
Accounts payable	(471)

Paid by issuance of 498,400 shares of common stock	$87,183

NOTE 4 – CASH
	August 31,		May 31,
	2009	2008	2009	2008
Cash deposited in bank	$4,518	$71,338	$26,406	$86,707
Cash on hand	-	-	-	500
Cash balance	$4,518	$71,338	$26,406	$87,207

NOTE 5 – EQUIPMENT

	Estimated
	Useful	August 31,	May 31,	May 31,
	Lives-Years	2009	2009	2008
Computer equipment	3	1,910	1,910	1,910
Less:Accumulated depreciation		(1,008)	(849)	(212)
		902	1,061	1,698

Cedar Creek Mines Ltd.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the three months ended August 31, 2009 and 2008 are unaudited)

NOTE 6 – DUE TO RELATED PARTY

a)
The Company is indebted to the President of the Company for $14,767, $14,639 and $500 for the periods ending August 31, 2009, May 31, 2009 and 2008, respectively for expenses paid for on behalf of the Company, which is non-interest bearing, unsecured and due on demand.

b)
The Company paid $7,500, $7,500, $30,000 and $11,315 for the three months ended August 31, 2009 and 2008, the year ended May 31, 2009 and the period from April 3, 2008 (date of inception) through May 31, 2008, respectively, to the President of the Company for management services pursuant to the agreement described in Note 9.

NOTE 7 – MINERAL PROPERTY

On June 25, 2008, the Company entered into a purchase agreement to acquire an undivided 100% interest in four mineral claims located in British Columbia, Canada, in consideration of $2,914 (CDN $3,000).

NOTE 8 – COMMON STOCK

a)	On April 3, 2008, the Company issued 50,000,000 shares of common stock at $.00001 per share under Regulation S of the Securities Act of 1933 (“Reg S”) for cash proceeds of $500.

b)	On April 16, 2008, the Company issued 6,000 shares of common stock at $0.25 per share under Reg S for cash proceeds of $1,500.

c)
On May 16, 2008, the Company entered into share exchange agreements with the shareholders of Cedar Creek Mines Inc. to acquire all of the issued and outstanding shares of Cedar Creek Mines Inc. on a one for one basis. Pursuant to the agreements, the Company issued 498,400 common shares with a fair value of $87,183 under Reg S to acquire all of the issued and outstanding shares of Cedar Creek Mines Inc.

d)	On May 16, 2008, the Company issued 71,600 shares of common stock at $0.25 per share under Reg S for cash proceeds of $17,900.

e)	On May 28, 2008, the Company issued 152,000 shares of common stock at $0.25 per share under Reg S for cash proceeds of $38,000.

f)	On July 21, 2008, the Company issued 8,000 shares at a price of $0.25 per share under Reg S for cash proceeds of $2,000.

g)	On July 31, 2008, the Company issued 66,000 shares at a price of $0.25 per share under Reg S for cash proceeds of $16,500.

h)	On August 11, 2008, the Company issued 5,000 shares at a price of $0.25 per share under Reg S for cash proceeds of $1,250.

i)	On August 15, 2008, the Company issued 40,000 shares at a price of $0.25 per share under Reg S for cash proceeds of $10,000.

j)	On September 4, 2008, the Company issued 55,000 shares at a price of $0.25 per share under Reg S for cash proceeds of $13,750.

k)	As at May 31, 2009, 107,000 shares are included in common stock subscribed for gross proceeds of $26,750. These shares were issued subsequent to the year end.

l)
On June 12, 2009, the Company issued 14,000 shares at a price of US $0.25 per share under Regulation S of the Securities Act of 1933 ("Reg S") for cash proceeds of $3,500, of which $3,500 was included in common stock subscribed at May 31, 2009.

m)	On June 22, 2009, the Company issued 93,000 shares at a price of US $0.25 per share under Reg S for cash proceeds of $23,250, of which $23,250 was included in common stock subscribed at May 31, 2009.

Cedar Creek Mines Ltd.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the three months ended August 31, 2009 and 2008 are unaudited)

NOTE 8 – COMMON STOCK (continued)

n)	On June 25, 2009, the Company issued 4,000 shares at a price of US $0.25 per share under Reg S for cash proceeds of $1,000.

o)	On July 3, 2009, the Company issued 42,000 shares at a price of US $0.25 per share under Reg S for cash proceeds of $10,500.

NOTE 9 – PREFERRED STOCK

The Company has 50,000,000 shares of preferred stock authorized under its Articles of Incorporation, and as of August 31, 2009, no preferred stock shares have been issued. The Board of Directors has the power, without further action by the Company’s Stockholders, to determine the relative rights, preferences, privileges and restrictions of the preferred stock, and to issue the preferred stock in one or more series’ as determined by the Board of Directors. The designation of rights, preferences, privileges and restrictions could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the Company’s Stockholders of the common stock or the preferred stock of any other series.

NOTE 10 – COMMITMENT

On April 3, 2008, the Company entered into a Management Agreement with the President of the Company who will provide management services in consideration for $2,500 per month. The agreement may be terminated by either party by providing two months notice. During the year ended May 31, 2009, the Company paid $7,500, $7,500, $30,000 and $11,315 for the three months ended August 31, 2009 and 2008, the year ended May 31, 2009 and the period from April 3, 2008 (date of inception) through May 31, 2008, respectively, in management fees pursuant to the agreement.

Cedar Creek Mines Ltd.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the three months ended August 31, 2009 and 2008 are unaudited)

NOTE 11 – INCOME TAXES

The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes". Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Income tax expense differs from the amount that would result from applying the US federal and state income tax rates to earnings before income taxes. The Company has a net operating loss carryforward of approximately $238,991 available to offset taxable income in future years which expires beginning in fiscal 2028. Pursuant to SFAS No. 109, the potential benefit of the net operating loss carryforward has not been recognized in the consolidated financial statements since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years.

The Company is subject to United States federal and state income taxes at an approximate rate of 35%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company's income tax expense as reported is as follows:
	May 31,
	2009	2008
Income tax recovery at statutory rate	$52,485	$27,615
Permanent differences	3,875	-
Temporary differences	(163)	(236)
Valuation allowance	(56,197)	(27,379)
Provision for income taxes	$-	$-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income taxes arise from temporary differences in the recognition of income and expenses for financial reporting and tax purposes. The significant components of deferred income tax assets and liabilities at May 31, 2009 and 2008 are as follows:

	May 31,
	2009	2008
Net operating loss carryforward	$(83,576)	$(27,379)
Valuation allowance	83,576	27,379
Net deferred income tax asset	$-	$-

The Company has recognized a valuation allowance for the deferred income tax asset since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years. The valuation allowance is reviewed annually. When circumstances change and which cause a change in management's judgment about the realizability of deferred income tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

NOTE 12 – SUBSEQUENT EVENTS

The Company evaluated subsequent events through December 1, 2009, the date this Report was filed with the SEC.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered in this Prospectus are as follows:

$
Commission filing fee	10
Legal fees and expenses	25,000
Accounting fees and expenses	8,000
Printing and marketing expenses	100
Miscellaneous	500
Total:	$33,610

Indemnification of Officers and Directors

Our directors and officers are indemnified as provided in the Delaware General Corporation Law (“DGCL”), our Certificate of Incorporation, filed as Exhibit 3.1 to this Prospectus and pursuant to our Bylaws, filed as Exhibit 3.2 to this Prospectus.

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law (“DGCL”) provides, among other things, that:

(a)
The Company has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)
The Company has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)
To the extent that a present or former director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and (b) above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)
Any indemnification under paragraphs (a) and (b) above (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in paragraphs (a) and (b) above. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)
Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

(f)
The indemnification and advancement of expenses provided by, or granted pursuant to, section 145 of the DGCL shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)
The Company has power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under section 145 of the DGCL.

(h)
The indemnification and advancement of expenses provided by, or granted pursuant to, section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for any breach of fiduciary duty as a director, except:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	pursuant to section 174 of the DGCL regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

These provisions in our Certificate of Incorporation are permitted under section 102 of the DGCL.

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by the DGCL.

The general effect of the foregoing is that we may indemnify our directors, officers or control persons from liability, thereby making us responsible for any expenses or damages incurred by such directors, officers or control persons in any action brought against them based on their conduct in such capacity, provided they did not engage in fraudulent or criminal activity.

We have no directors and officers’ liability insurance at this time. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent where indemnification would be required or permitted.

Recent Sales of Unregistered Securities

From our inception on April 3, 2008, to the date of this prospectus, we completed the following sales of unregistered securities:

•
On April 4, 2008, we issued an aggregate of 50,000,000 shares of our common stock to West Point Capital Inc., a company controlled by Guy Brusciano, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer and a director of the Company, at $0.00001 per share for cash proceeds of $500. These shares were issued without a prospectus pursuant to section 4(2) of the Securities Act.

•	On April 16, 2008, we issued an aggregate of 6,000 shares of our common stock to three non-U.S. investors at $0.25 per share in exchange for cash proceeds of $1,500.

•	On May 16, 2008, we issued an aggregate of 71,600 shares of our common stock to ten non-U.S. investors at $0.25 per share in exchange for cash proceeds of $17,900.

•
On May 16, 2008, we issued an aggregate of 498,400 shares of our common stock to ten non-U.S. investors in exchange for 498,400 shares of the common stock of Cedar Creek Mines Inc., our wholly owned subsidiary, pursuant to share exchange agreements. The 498,400 shares of Cedar Creek Mines Inc. were originally purchased for CDN$0.25 per share.

•
On May 28, 2008, we issued an aggregate of 152,000 shares of our common stock to six non-U.S. investors at $0.25 per share in exchange for cash proceeds of $38,000. Included in this issuance were 40,000 shares issued to Guy Brusciano, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer and a director of the Company, at $0.25 per share in exchange for cash proceeds of $10,000.

•	On July 21, 2008, we issued an aggregate of 8,000 shares of our common stock to five non-U.S. investors at $0.25 per share in exchange for cash proceeds of $2,000.

•	On July 31, 2008, we issued an aggregate of 66,000 shares of our common stock to three non-U.S. investors at $0.25 per share in exchange for cash proceeds of $16,500.

•	On August 11, 2008, we issued 5,000 shares of our common stock to one non-U.S. investor at $0.25 per share in exchange for cash proceeds of $1,250.

•	On August 15, 2008, we issued 40,000 shares of our common stock to one non-U.S. investor at $0.25 per share in exchange for cash proceeds of $10,000.

•
On September 4, 2008, we issued 55,000 shares of our common stock to three non-U.S. investors at $0.25 per share in exchange for cash proceeds of $13,750. Included in this issuance were 20,000 shares issued to Guy Brusciano, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer and a director of the Company, for cash proceeds of $5,000.

•	On June 12, 2009, we issued 14,000 shares of our common stock to three non-U.S. investors at $0.25 per share in exchange for cash proceeds of $3,500.

•	On June 22, 2009, we issued 93,000 shares of our common stock to ten non-U.S. investors at $0.25 per share in exchange for cash proceeds of $23,250.

•	On June 25, 2009, we issued 4,000 shares of our common stock to one non-U.S. investor at $0.25 per share in exchange for cash proceeds of $1,000.

•
On July 3, 2009, we issued 42,000 shares of our common stock to three non-U.S. investors at $0.25 per share in exchange for cash proceeds of $10,500. Included in this issuance were 20,000 shares issued to Guy Brusciano, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer and director, for cash proceeds of $5,000 and 6,000 shares of common stock issued to Karen Brusciano, the spouse of Guy Brusciano, for proceeds of $1,500.

Other than as described above, these shares were issued without a prospectus pursuant to Regulation S promulgated under the Securities Act.

Our reliance upon Rule 903 of Regulation S was based on the fact that the sales of the securities were completed in an offshore transaction, as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each offshore investor was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

Exhibits

Exhibit Number	Exhibit Description

3.1(1)	Certificate of Incorporation

3.2(1)	Bylaws

4.1(1)	Specimen Common Stock Certificate

5.1(1)	Opinion of Stepp Law Corporation, a professional corporation, regarding the legality of the securities being registered

10.1(1)	Form of Subscription Agreement related to Regulation S private placements

10.2(1)	Form of Share Exchange Agreement with shareholders of Cedar Creek Mines Inc.

10.3(1)	Management Agreement with Guy Brusciano dated April 3, 2008

10.4(1)	Share Subscription Agreement with West Point Capital Inc. dated April 4, 2008

10.5(1)	Share Subscription Agreement with Guy Brusciano dated May 28, 2008

10.6(1)	Purchase Agreement between Cedar Creek Mines Inc. and Ron Schneider dated June 25, 2008

10.7(1)	Share Subscription Agreement with Guy Brusciano dated September 4, 2008

10.8(1)	Share Subscription Agreement with Matthew Brusciano dated June 22, 2009

10.9(1)	Share Subscription Agreement with Guy Brusciano dated July 3, 2009

23.1	Consent of Kempisty & Company, Certified Public Accountants, P.C.

(1)	Previously filed on Form S-1 on July 13, 2009 and incorporated herein by reference.

Undertakings

We hereby undertake:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Prospectus:

(i)	To include any Prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the Prospectus any facts or events arising after the effective date of the Prospectus (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Prospectus. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Prospectus; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Prospectus or any material change to such information in the Prospectus.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Prospectus relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining our liability under the Securities Act to any purchaser in the initial distribution of the securities, we undertake that in a primary offering of our securities pursuant to this Prospectus, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, we will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of ours relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by us or on our behalf or used or referred to by us;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about us or our securities provided by us or on our behalf; and

(iv)	Any other communication that is an offer in the offering made by us to the purchaser.

5.
Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6.
That, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Prospectus to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on December 7, 2009

Cedar Creek Mines Ltd.

By:	/s/ Guy Brusciano
Guy Brusciano
Director, President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer

Pursuant to the requirements of the Securities Act, this Prospectus has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ Guy Brusciano		December 7, 2009
Guy Brusciano	President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer, Director

/s/ Anthony William Howland-Rose		December 7, 2009
Anthony William Howland-Rose	Director